                                                                   EXHIBIT 10.81

                                 MEDAREX, INC.

                                RIGHTS EXCHANGE

                                   AGREEMENT

                                 JUNE 10, 1998

                               TABLE OF CONTENTS

SECTION 1. THE PURCHASER'S OFFER ...........................................   2
                                                                              --
1.1 Making the Offer........................................................   2
                                                                              --
1.2 Company Actions.........................................................   3
                                                                              --
1.3 Accuracy of Information.................................................   4
                                                                              --

SECTION 2. AUTHORIZATION AND ISSUANCE OF THE SECURITIES.....................   4
                                                                              --

SECTION 3. AGREEMENT TO EXCHANGE THE SECURITIES.............................   5
                                                                              --
3.1 Issuance of Shares and Warrants.........................................   5
                                                                              --
3.2 Fractional Shares.......................................................   5
                                                                              --

SECTION 4. CLOSING AND DELIVERY.............................................   6
                                                                              --
4.1 Closing.................................................................   6
                                                                              --
4.2 Delivery of the Warrant Agreement and the Shares........................   6
                                                                              --

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................   6
                                                                              --
5.1 Organization and Standing...............................................   6
                                                                              --
5.2 Corporate Power; Authorization..........................................   7
                                                                              --
5.3 Issuance and Delivery of the Shares; Grant of the Warrants..............   7
                                                                              --
5.4 SEC Documents; Financial Statements.....................................   8
                                                                              --
5.5 Consummation of Merger; Issuance of Rights..............................   8
                                                                              --
5.6 Intellectual Property...................................................   9
                                                                              --
5.7 Properties..............................................................  10
                                                                              --
5.8 Capitalization..........................................................  10
                                                                              --
5.9 Litigation..............................................................  11
                                                                              --
5.10 No Defaults............................................................  11
                                                                              --
5.11 Material Agreements....................................................  11
                                                                              --
5.12 Governmental Consents; Compliance with Law.............................  11
                                                                              --
5.13 Insurance..............................................................  12
                                                                              --
5.14 Investment Company.....................................................  12
                                                                              --
5.15 Taxes..................................................................  12
                                                                              --
5.16 Listing................................................................  12
                                                                              --
5.17 Broker's Fee...........................................................  12
                                                                              --

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................  12
                                                                              --
6.1 Organization and Standing...............................................  12
                                                                              --
6.2 Investment Purposes.....................................................  12
                                                                              --
6.3 No Advice...............................................................  13
                                                                              --
6.4 Restriction on Transfer.................................................  13
                                                                              --
6.5 Broker's Fee............................................................  14
                                                                              --

SECTION 7. COVENANTS OF THE PARTIES.........................................  14
                                                                              --
7.1 Full Cooperation........................................................  14
                                                                              --
7.2 Access to Information...................................................  15
                                                                              --
7.3 Maintenance of Listing..................................................  15
                                                                              --
7.4 Purchaser Representative................................................  15
                                                                              --

                                      (i)

7.5 Filings.................................................................  15
                                                                              --
7.6 Shelf Registration Opinion..............................................  16
                                                                              --

SECTION 8. NO-SHOP CLAUSE...................................................  16
                                                                              --
8.1 In General..............................................................  16
                                                                              --
8.2 Third-Party Offer.......................................................  17
                                                                              --

SECTION 9.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS..........  17
                                                                              --

SECTION 10. CONDITIONS TO COMPANY'S OBLIGATIONS AT THE CLOSING..............  17
                                                                              --
10.1 Closing Under the Purchaser's Offer....................................  17
                                                                              --
10.2 Surrender of the Rights................................................  17
                                                                              --
10.3 Consents and Approvals.................................................  18
                                                                              --
10.4 Representations and Warranties Correct.................................  18
                                                                              --

SECTION 11. CONDITIONS TO THE PURCHASER'S OBLIGATIONS AT THE CLOSING........  18
                                                                              --
11.1 Closing Under Purchaser's Offer........................................  18
                                                                              --
11.2 Appointment of Directors...............................................  18
                                                                              --
11.3 No Other Issuance by the Company.......................................  18
                                                                              --
11.4 Statement of Position of the Company...................................  18
                                                                              --
11.5 Delivery of Shares.....................................................  19
                                                                              --
11.6 Warrant Agreement......................................................  19
                                                                              --
11.7 Consents and Approvals.................................................  19
                                                                              --
11.8 Representations and Warranties Correct.................................  19
                                                                              --
11.9 Legal Opinion..........................................................  19
                                                                              --

SECTION 12. REGISTRATION OF THE SHARES; COMPLIANCE WITH THE SECURITIES ACT..  19
                                                                              --
12.1 Registration Procedures and Expenses...................................  19
                                                                              --
12.2 Transfer of Securities After Shelf Registration........................  21
                                                                              --
12.3 Indemnification........................................................  21
                                                                              --
12.4 Termination of Conditions and Obligations..............................  23
                                                                              --
12.5 Information Available..................................................  23
                                                                              --
12.6 Changes in Purchaser Information.......................................  24
                                                                              --

SECTION 13. INDEMNIFICATION FOR INCOMPLETE OR INACCURATE INFORMATION........  24
                                                                              --
13.1 By the Company.........................................................  24
                                                                              --
13.2 By the Purchaser.......................................................  24
                                                                              --
13.3 Procedure..............................................................  25
                                                                              --

SECTION 14.  TERMINATION....................................................  25
                                                                              --
14.1 Termination............................................................  25
                                                                              --
14.2 Effect of Termination..................................................  25
                                                                              --
14.3 Termination Fee........................................................  25
                                                                              --

SECTION 15. NOTICES.........................................................  26
                                                                              --

SECTION 16. MISCELLANEOUS...................................................  27
                                                                              --
16.1 Waivers and Amendments.................................................  27
                                                                              --
16.2 Sections; Headings; Dollar Amounts.....................................  27
                                                                              --
16.3 Severability...........................................................  27
                                                                              --
16.4 Governing Law..........................................................  27
                                                                              --

                                     (ii)

16.5 Counterparts...........................................................  27
                                                                              --
16.6 Successors and Assigns.................................................  28
                                                                              --
16.7 Entire Agreement.......................................................  28
                                                                              --
16.8 Payment of Fees and Expenses...........................................  28
                                                                              --

                      EXHIBITS, APPENDICES, AND SCHEDULES


EXHIBITS
--------

Exhibit A           Offer to Purchase

Exhibit B           Letter to Holders

Exhibit C           Form of Warrant Agreement

Exhibit D           Opinion of Company counsel


APPENDICES
----------

Appendix I          Purchaser's Certificate of Resale of Shares


SCHEDULES
---------

Schedule 1          Table of Former GenPharm share values

Schedule 2          List of Holders

Schedule 3          Schedule of Exceptions

                                     (iii)

                           RIGHTS EXCHANGE AGREEMENT

     This Rights Exchange Agreement (this "Agreement") is made as of June 10, 1998 (the "Effective Date"), by and among Medarex, Inc., a New Jersey corporation with its principal place of business at 1545 Route 22 East, Annandale, New Jersey 08801 (the "Company"), and BCC Acquisition I LLC, a Delaware limited liability company with its principal place of business at 750 Battery Street, Suite 600, c/o Bay City Capital, San Francisco, CA 94111 ("Purchaser").

                                  BACKGROUND

     A. Pursuant to that certain Agreement and Plan of Reorganization dated as of May 5, 1997 (the "Merger Agreement"), among the Company, Medarex Acquisition Corp. ("Merger Sub"), and GenPharm International, Inc. ("GenPharm"), GenPharm merged with and into Merger Sub, with GenPharm being the surviving corporation and becoming a wholly-owned subsidiary of the Company (such transaction referred to herein as the "Merger"). As a result of the Merger, the former holders of GenPharm preferred stock and GenPharm common stock (collectively, the "Holders", and each, individually, a "Holder") are currently entitled to receive the remainder of the Merger Consideration (as defined in the Merger Agreement), presently $44,412,500, in the form of shares of the common stock of the Company, par value $.01 per share (the "Common Stock"), or, under certain circumstances, cash, with such shares to be issued at a price per share equal to the Fair Market Value thereof (as defined in the Merger Agreement).

     B. Upon consummation of the Merger on October 21, 1997, certain of the Holders received an initial issuance of Common Stock in partial satisfaction of
the Company's obligation to pay the Merger Consideration.   The contingent
payment rights of the Holders to receive the remaining $44,412,500 in Merger Consideration, as such amount may be adjusted downward under certain circumstances, are herein referred to as the "Rights".

     C. The Company and the Purchaser herein agree that, for purposes of this Agreement, the aggregate face value of the Rights (the "Face Value") shall be $44,412,500, although the Company and the Purchaser recognize that this value may not represent the value that would actually be received by the Holders other than pursuant to this transaction. The Face Value of the Rights held by any individual Holder for purposes of this Agreement reflects such Holder's share of such $44,412,500 and may be determined for each Holder by multiplying the per share portion of the Merger

Consideration allocable to each former share of GenPharm preferred stock and common stock (assuming the full $44,412,500 is paid), as set forth on Schedule 1
                                                                      -------- -
attached hereto, by the respective number of shares of GenPharm preferred stock and/or common stock formerly held by such Holder.

     D. The parties contemplate that the Purchaser will make an offer (the "Purchaser's Offer") to purchase any or all of the Rights (subject to minimum of a $22,206,250 in aggregate Face Value) from the Holders at a 20% discount from the Face Value of such Rights, provided that the Company, among other things, enters into this Agreement through which the Company shall issue to the Purchaser, in exchange for each $6.75 in Face Amount of Rights acquired pursuant to the Purchaser's Offer, (i) one Share of the Company's Common Stock and (ii) a Warrant (as defined in Section 2 below) to purchase 0.1222 shares of the Company's Common Stock, exercisable for a period of seven (7) years. Such Shares and Warrants shall be issued by the Company solely in exchange for and through the cancellation of the Rights that the Purchaser acquires pursuant to the Purchaser's Offer and shall represent payment in full by the Company of the Merger Consideration represented by such Rights under the Merger Agreement as if the Company had paid that portion of the Merger Consideration directly to the Holders of such Rights.

                                   AGREEMENT

     In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

     SECTION 1.  THE PURCHASER'S OFFER

 1.

     1.1 MAKING THE OFFER. (a) The Company and the Purchaser agree that, on the Effective Date or within five (5) business days thereafter, the Purchaser will make an offer to the Holders of Rights to acquire from such Holders any or all of the Rights (subject to a $22,206,250 minimum) for cash. The Purchaser's Offer shall be on substantially the terms and conditions set forth in the Offer to Purchase attached hereto as Exhibit A (the "Offer to Purchase").

     (b) The Purchaser expressly reserves the right to waive any condition to the Purchaser's Offer, to increase the price offered for such Rights (the "Offer Price"), to extend the duration of the Purchaser's Offer, or to make any other changes in the terms and conditions of the Purchaser's Offer; provided, however, that, without the prior written consent of the Company, no such change may be made which (i) reduces the Offer Price, (ii) changes the form of consideration payable in the Purchaser's Offer, (iii) except as provided in the next sentence, extends the Purchaser's Offer, (iv) amends or imposes conditions to the Purchaser's Offer in addition to those set forth in the Offer to Purchase or (v) amends any other term of the Purchaser's Offer in a manner adverse to the Holders. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (A) extend the Purchaser's Offer, if at the scheduled or extended expiration date of the Purchaser's Offer any of the conditions of the Purchaser's Offer set forth in the Offer to Purchase shall not be satisfied or waived, until such time as such conditions are satisfied or waived (provided, however, that without the prior written consent of the Company, which consent shall not be unreasonably withheld, no such extension shall exceed thirty (30) days), (B) extend the Purchaser's Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or other securities authority, or the staff thereof, applicable to the Purchaser's Offer, and (C) extend the Purchaser's Offer on one or more occasions, if on such expiration date there shall not have been irrevocably assigned at least 50% of the aggregate Face Value of the Rights. The Purchaser agrees that if all of the conditions to the Purchaser's Offer set forth in the Offer to Purchase are not satisfied on any scheduled expiration date of the Purchaser's Offer then, provided that all such conditions are reasonably capable of being satisfied, the Purchaser shall extend the Purchaser's Offer from time to time until such conditions are satisfied or waived, provided that the Purchaser shall not be required to extend the Purchaser's Offer beyond the Termination Date (as defined in Section 4.1 below). Subject to the terms and conditions of the Purchaser's Offer and this Agreement, the Purchaser shall accept for payment, and pay for, any and all Rights validly assigned and not revoked pursuant to the Purchaser's Offer that the Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Purchaser's Offer as promptly as practicable after the expiration of the Purchaser's Offer.

     1.2 COMPANY ACTIONS. (a) The Company hereby consents to the transfer of the Rights by the Holders thereof to the Purchaser pursuant to the Purchaser's Offer and represents and warrants that (i) the Company's board of directors has adopted resolutions (A) approving and adopting this Agreement and the transactions contemplated hereby, (B) authorizing the granting by the Company of a waiver of the transfer restrictions contained in Section 1.2(c) of the Merger Agreement with respect to the transfer of the Rights by the Holders to the Purchaser, (C) approving the exchange of the Shares for the Rights on the terms and subject to the conditions set forth in this Agreement, and (D) approving the issuance of a Warrant or Warrants to purchase shares of Common Stock to the Purchaser. The Company hereby consents to the inclusion in the Purchaser's Offer documents of the information supplied by the Company for use in the Offer to Purchase.

     (b) The Company further represents that it received a verbal assurance from the SEC in response to a letter of inquiry from the Company dated April 29, 1998, (the "SEC Letter") confirming that the transactions contemplated by the SEC Letter and this Agreement are not subject to the provisions of Rules 13-e and 14-d under the Exchange Act (as defined in Section 5.4 below).

     (c) The Company shall deliver to the Holders a letter in substantially the form attached hereto as Exhibit B discharging the obligation of the Company (if any) pursuant to Rule 14e-2 under the Exchange Act to make a disclosure statement to the Holders with respect to the Purchaser's Offer.

     (d) In connection with the Purchaser's Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the Holders as of a recent date (to be set forth on Schedule 2) and shall furnish
                                                -------- -
the Purchaser with such information and assistance as the Purchaser or its agents or representatives may reasonably request in communicating the Purchaser's Offer to the Holders. The Purchaser shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Purchaser's Offer and the Rights Exchange (as defined below in Section 3.1), and, if this Agreement is terminated in accordance with Section 14, will deliver to the Company all copies of such information in the possession of the Purchaser.

     1.3 ACCURACY OF INFORMATION. Each of the Company and the Purchaser represents and warrants to the other that the information supplied by such party for use in the Offer to Purchase (including, without limitation, in the case of the Company, the information appearing in Sections 6, 7 and 8 of the Offer to Purchase) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Offer to Purchase, in the light of the circumstances under which they were made, not misleading. The Company further agrees that the information contained in the Offer to Purchase and derived from public filings of the Company including, without limitation, the SEC Documents (as defined in Section 5.4 below), is deemed to have been "supplied" by the Company for purposes of the preceding sentence. Each of the Company and the Purchaser shall promptly notify the other party of any changes in the information supplied by the notifying party and shall provide the other party with copies of any information necessary to make the statements made in the Offer to Purchase not untrue or misleading in accordance with the terms of this Section 1.3.

     SECTION 2.  AUTHORIZATION AND ISSUANCE OF THE SECURITIES.

     Subject to the terms and conditions of this Agreement, the Company has authorized the issuance and delivery of up to 6,579,629 shares of its Common Stock and a warrant or warrants to purchase up to 804,000 shares of its Common Stock for a period of seven years and at an exercise price of $10.00 per share pursuant to a Warrant agreement in substantially the form attached hereto as Exhibit C (the "Warrant Agreement"). The shares of Common Stock and the warrant or warrants to purchase Common Stock issued to the Purchaser pursuant to this Agreement shall be referred to herein as the "Shares" and the "Warrants", respectively.

 2.

     SECTION 3.  AGREEMENT TO EXCHANGE THE SECURITIES.

 3.

     3.1  ISSUANCE OF SHARES AND WARRANTS.  At the Closing (as defined in
Section 4.1 below), the Purchaser agrees to exchange the Rights at the aggregate Face Value of such Rights acquired by the Purchaser pursuant to the Purchaser's Offer (the "Aggregate Exchange Price") and the Company agrees to issue in exchange for each $6.75 in Face Value of Rights acquired by the Purchaser in the Offer (i) one Share of the Company's Common Stock and (ii) a Warrant or Warrants to purchase 0.1222 shares of Common Stock at an exercise price of $10.00 per share exercisable for a period of seven (7) years pursuant to the Warrant Agreement. The Aggregate Exchange Price shall be paid solely in the form of the complete cancellation of the Rights acquired by the Purchaser in connection with the Purchaser's Offer. The delivery of the Rights in exchange for the issuance of the Shares and the Warrants to Purchaser pursuant to this Agreement shall be referred to herein as the "Rights Exchange". In the event that it is determined that the Rights were not validly assigned to the Purchaser, but the Holder thereof executed a Letter of Assignment releasing the Company from any further obligation to pay to the Holder the Merger Consideration in such circumstances upon receipt of payment from the Purchaser pursuant to the Offer, and the Purchaser made such payment, all such payments shall, in the aggregate, constitute payment of the Aggregate Exchange Price.

     3.2 FRACTIONAL SHARES. No fractional shares shall be issued by the Company in connection with this transaction. If the Purchaser would otherwise be entitled to a fractional interest in a Share, the Purchaser shall receive an amount of cash (without interest) determined by multiplying (i) the Price Per Share by (ii) the fractional share interest to which the Purchaser would otherwise be entitled (the "Fractional Share Payment"). The payment of cash in lieu of fractional shares is made solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares and does not represent separately bargained-for consideration.

     SECTION 4.  CLOSING AND DELIVERY.

 4.

     4.1 CLOSING. The Closing of the issuance of the Shares and the Warrants in exchange for the Rights (the "Closing") shall be held as soon as practicable after the satisfaction or waiver of all other conditions to Closing set forth in Sections 10 and 11 hereof, at the offices of Heller Ehrman White & McAuliffe, 333 Bush Street, San Francisco, California 94104, or on such other date and place as may be agreed to by the Company and the Purchaser, provided, however, that in no event shall the Closing take place after August 14, 1998 (the "Termination Date"). The date on which the Closing occurs is herein referred to as the "Closing Date".

     4.2 DELIVERY OF THE WARRANT AGREEMENT AND THE SHARES. At the Closing, the Company shall deliver to the Purchaser (i) an executed Warrant Agreement in substantially the form of Exhibit C and (ii) stock certificates registered in the name of the Purchaser, or in such nominee name(s) as designated by the Purchaser, representing the number of Shares to be issued by the Company to the Purchaser at the Closing determined in accordance with Section 3.1 against cancellation of the Rights acquired by the Purchaser pursuant to the Purchaser's Offer. The parties hereto acknowledge that the issuance of the Shares and the Warrants in exchange for the Rights represents the payment in full of that portion of the Merger Consideration represented by such Rights under the terms of the Merger Agreement.

     SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

5.

     Except as set forth on the Schedule of Exceptions attached hereto as
Schedule 3, the Company hereby represents and warrants as of the date hereof to
-------- -
the Purchaser as follows:

     5.1 ORGANIZATION AND STANDING. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey, has full corporate power and authority to own or lease its properties and conduct its business as presently conducted, and is duly qualified as a foreign corporation and is in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary (except where the failure to be so qualified would not have a material adverse effect on the business, properties, financial condition or results or operations of the Company). Other than as disclosed in the SEC Documents and a Stock Purchase Agreement dated as of May 4, 1998, between the Company and ErythroMed, Inc. (the "ErythroMed Agreement"), the Company has no Subsidiaries or equity interest in any other entity. For purposes of this Agreement, "Subsidiary" shall mean an entity controlled by the Company (including, without limitation, any entity 50% or more of the voting securities of which are held by the Company).

     5.2 CORPORATE POWER; AUTHORIZATION. The Company has all requisite corporate power, and has taken all requisite corporate action, to execute and deliver this Agreement, to sell and issue the Shares and to enter into the Warrant Agreement and to carry out and perform all of its obligations under this Agreement and the Warrant Agreement. This Agreement and the Warrant Agreement constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) as limited by equitable principles generally and (iii) as rights to indemnity or contributions hereunder may be limited by federal or state securities laws or principles of public policy. The execution and delivery of this Agreement and the Warrant Agreement do not, and the performance of this Agreement and the Warrant Agreement and the compliance with the provisions hereof and thereof and the issuance, sale and delivery of the Shares by the Company will not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Articles of Incorporation or Bylaws of the Company or any statute, law, rule or regulation applicable to the Company or any Subsidiary, or any state or federal order, judgment or decree applicable to the Company or any Subsidiary, or any indenture, mortgage, lease or other agreement or instrument to which the Company or any Subsidiary or any of the properties of such person is subject (including, without limitation, the Merger Agreement), except such as would not have a material adverse effect on the Company or such Subsidiary.

     5.3 ISSUANCE AND DELIVERY OF THE SHARES; GRANT OF THE WARRANTS. The Shares, when issued and exchanged for the Rights in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. Further, the Shares, when issued and exchanged for the Rights in compliance with the provisions of this Agreement, will not be subject to preemptive, co-sale, right of first refusal or any other similar rights of the shareholders of the Company or any liens or encumbrances. In addition, the shares issuable upon exercise by the Purchaser of the Warrants (the "Warrant Shares"), when issued, paid for and delivered in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and nonassessable, and will not be subject to preemptive, co-sale, right of first refusal or any other similar rights of the shareholders of the Company or any liens or encumbrances. Other than a Registration Rights Agreement between the Company and Novartis Pharma AG, the Company has not granted any registration rights which are still in effect with respect to its securities other than the registration rights set forth herein.

     5.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. The Company and each Subsidiary has filed in a timely manner all documents that such person was required to file with the SEC under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the 36 months preceding the date of this Agreement. As of their respective filing dates (or, if amended, when amended), all documents filed by the Company or any of its Subsidiaries with the SEC, whether under the Exchange Act or under the Securities Act of 1933, as amended (the "Securities Act"), during such 36-month period (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be. The Company satisfies the requirements for the use of Form S-3 under the Securities Act, to register the offers and sales of the Shares and the Warrant Shares contemplated by the Shelf Registration Statement (as defined in Section 12). None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiaries included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of the Company and its Subsidiaries at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments and the absence of footnotes). There is no material liability or commitment of the Company or any of its Subsidiaries which is not reflected in the most recent Financial Statements except commitments made since the date of such Financial Statements in the ordinary course of business. There have not been any changes in the assets, liabilities, financial condition or operations of the Company or any of its Subsidiaries from that reflected in the most recent Financial Statements, except changes in the ordinary course of business that have not had a material adverse effect on the business, properties, financial condition or results of operations of the Company or any of its Subsidiaries.

     5.5 CONSUMMATION OF MERGER; ISSUANCE OF RIGHTS. The Merger Agreement was properly adopted, and was properly executed and delivered, and, together with the Rights created therein, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights or by equitable principles generally. The Merger has been duly consummated in accordance with the terms of the Merger Agreement and the Company has the power to allow the transfer of the Rights to the Purchaser and has taken (or shall have taken prior to the Closing) all steps necessary to be taken by the Company to permit the Holders to sell and the Purchaser to acquire the Rights.

     5.6  INTELLECTUAL PROPERTY.   (a)  The Company and each Subsidiary has
sufficient title and ownership of all material patents, patent rights, inventions, trademarks, service marks, copyrights, trade secrets, proprietary rights, processes and know-how (collectively, "Intellectual Property") owned or used by it or that are necessary for the conduct of its business as presently conducted and believes that it can obtain, on commercially reasonable terms, any additional rights necessary for its business as proposed to be conducted, and that the Intellectual Property does not, and would not, conflict with or constitute an infringement of the rights of others.

     (b)  Other than the strategic partnership agreements described in paragraph
(f) of this Section 5.6 and as set forth in the SEC Documents, there are no outstanding options, licenses (whether to or from the Company) or agreements of any kind relating to the Intellectual Property described in paragraph (a) of this Section 5.6 or granting rights to any other person to manufacture, license, produce, assemble, market or sell products or services derived or derivable from the Intellectual Property of the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity.

     (c) Neither the Company nor any of its Subsidiaries has received any communications alleging that such person or any of its employees of has violated or infringed or, by conducting its business as proposed, would violate or infringe, any of the Intellectual Property of any other person or entity.

     (d) Neither the Company nor any of its Subsidiaries is aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or such Subsidiary with respect to the Intellectual Property of the Company or such Subsidiary or otherwise or that would conflict with the business of the Company or such Subsidiary as proposed to be conducted.

     (e) Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company or any of its Subsidiaries by the employees of such person, nor the conduct of the business of the Company or any of its Subsidiaries as proposed, will, to the Company=s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of the employees of the Company or any of its Subsidiaries (or people such person currently intends to hire) made prior to their employment by such person; and

     (f) The strategic partnering agreements between the Company and each of Merck KGaA, Novartis Pharma AG, Centeon L.L.C., Santen Pharmaceutical Co., Ltd., Eisai Co., Ltd., Centocor, Inc., LeukoCite, Inc. and Schering, AG (together, the "Major Strategic Partners"), described under the caption "Corporate Collaborations" in the Company's Form 10-K for the period ending December 31, 1997, and under the caption "Recent Developments" in the Company's Form 10-Q for the period ending March 31, 1998, are in full force and effect and constitute valid and binding obligations of the Company and each Major Strategic Partner party thereto. Neither the Company nor any Major Strategic Partner is in default under any of such agreements.

     5.7 PROPERTIES. The Company and each Subsidiary has good and valid title to all of the properties and assets reflected as owned by the Company or any Subsidiary in the Financial Statements, free and clear of all material liens, mortgages (statutory or otherwise), security interests, pledges, claims or encumbrances except those, if any, disclosed in the Financial Statements. The Company and each Subsidiary holds its leased properties under valid and binding leases, with such exceptions as are not materially significant in relation to the business of the Company or such Subsidiary. The Company and each Subsidiary owns or leases all of such properties as are necessary to its operations as now conducted.

     5.8 CAPITALIZATION. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 2,000,000 shares of preferred stock. Immediately prior to the Closing, 22,200,034 shares of Common Stock will be outstanding (other than shares issued between the Effective Date and immediately prior to the Closing as the result of the exercise of employee or consultant stock options existing on the Effective Date) and no shares of preferred stock will be outstanding. The certificates evidencing the Shares are in due and proper legal form and have been duly authorized for issuance by the Company. All of the issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with federal, state and other applicable laws and were issued without violation of any preemptive, co-sale or other right. Except as otherwise disclosed in the SEC Documents and in the Financial Statements, there is no outstanding option, warrant, agreement or other right calling for the issuance or redemption of, and there is no commitment, plan or arrangement to issue or redeem, any securities of the Company. Other than the Merger Agreement and the ErythroMed Agreement, the Company does not have any binding agreement with respect to the acquisition or purchase of the securities of or owned by any person or entity or the acquisition of the business, assets or liabilities of any person or entity, and the Company does not have any agreement or understanding with respect to the disposition or sale of its business, assets or property.

     5.9 LITIGATION. There is no pending or, to the Company's knowledge, threatened, action, suit or other proceeding to which the Company or any of its Subsidiaries is a party or to which the property or assets of the Company or any of its Subsidiaries is subject which might result in a material adverse effect on the business, properties, financial condition or results of operations of the Company or any of its Subsidiaries.

     5.10 NO DEFAULTS. Neither the Company nor any of its Subsidiaries is in violation or default of any provisions of its certificate of incorporation or bylaws, or any organizational documents, or in breach with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound which violation, default or breach would have a material adverse effect on the business, properties, financial condition or results of operations of the Company or any of its Subsidiaries, and there does not exist any state of facts which constitutes an event of default on the part of the Company or any of its Subsidiaries as defined in such documents or which, with notice or lapse of time or both, would constitute such an event of default.

     5.11 MATERIAL AGREEMENTS. The Company and each Subsidiary is a party to all agreements that are necessary for the conduct of the business of such person as presently conducted and all such agreements are currently in effect. Neither the Company nor any of its Subsidiaries is in breach of any provision of any such agreement where such breach would have a material adverse effect on the business, properties, financial condition or results of operations of the Company or such Subsidiary.

     5.12 GOVERNMENTAL CONSENTS; COMPLIANCE WITH LAW. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for (i) the filing of a Shelf Registration Statement and all amendments thereto with the SEC as contemplated by Section 12.1 of this Agreement, (ii) any filings required by state securities laws and (iii) the filing of a notification and report form under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Company and each Subsidiary is conducting business in compliance in all material respects with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including but not limited to, all applicable local, state and federal environmental laws and regulations.

     5.13 INSURANCE. The Company and each Subsidiary maintains insurance of the types and in the amounts generally deemed adequate for its business covering all risks customarily insured against, all of which insurance is in full force and effect.

     5.14 INVESTMENT COMPANY. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     5.15 TAXES. The Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon except for such taxes as are being contested in good faith, and the Company has no knowledge of any tax deficiency which has been or might be asserted or threatened against the Company or any of its Subsidiaries which would have a material adverse effect on the business, properties, financial condition or results of operations of the Company or any of its Subsidiaries.

     5.16 LISTING. The Company's Common Stock is traded on The Nasdaq National Market.

     5.17 BROKER'S FEE. The Company represents that there are no brokers or finders entitled to compensation by the Company in connection with the Rights

Exchange, and shall indemnify the Purchaser for any such fees for which the Company is responsible.

     SECTION 6.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

     The Purchaser hereby represents and warrants as of the date hereof to the Company as follows:

6.

     6.1 ORGANIZATION AND STANDING. The Purchaser has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, has full corporate power and authority to own or lease its properties and conduct its business as presently conducted, and is duly qualified as a foreign organization and is in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary (except where the failure to be so qualified would not have a material adverse effect on the business, properties, financial condition or results or operations of the Purchaser).

     6.2 INVESTMENT PURPOSES. (a) The Purchaser acknowledges that the Shares and the Warrants are being issued in reliance upon the exception from the registration requirements of the Securities Act provided by Section 4(2) thereof and as such the Shares and the Warrants will be "restricted securities" within the meaning of Rule 144.

     (b) The Purchaser is acquiring the Shares and the Warrants pursuant to this Agreement in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or Warrants or any arrangement or understanding with any other persons regarding the distribution of such Shares or Warrants except in each case as conforms with all applicable requirements of the Securities Act, applicable blue sky laws and all rules and regulations promulgated thereunder.

     (c) The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities purchased hereunder except in compliance with the Securities Act, applicable blue sky laws, and the rules and regulations promulgated thereunder.

     (d) The Purchaser has, in connection with its decision to acquire the Shares and the Warrants, relied with respect to the Company and its affairs solely upon the SEC

Documents and the other information delivered to the Purchaser by the Company as described in Sections 5.4 above and the representations and warranties of the Company contained herein.

     (e) The Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

     (f) The Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement by the Purchaser, this Agreement shall constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) as limited by equitable principles generally, including any specific performance, and (iii) as to those provisions of Section 12.3 and 13.2 relating to indemnity or contribution.

     6.3 NO ADVICE. The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the acquisition of the Shares and the Warrants constitutes legal, tax or investment advice to the Purchaser. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the Rights Exchange.

     6.4 RESTRICTION ON TRANSFER. The Purchaser understands that: (a) other than to a person directly or indirectly controlling, controlled by, or in common control with, the Purchaser (any such person, an "Affiliate"), neither the Shares nor the Warrants will be transferable in the absence of a registration under the Securities Act or an exemption therefrom or in the absence of compliance with any term of this Agreement; (b) the Company may provide stop transfer instructions to its transfer agent with respect to the Shares and the Warrants in order to enforce the restrictions contained in this Section 6.4 and to confirm that the Purchaser has complied with its obligations contained in
Section 12.2 hereof; and (c) each certificate representing Shares shall be in the name of the Purchaser and shall bear substantially the following legends (in addition to any legends required under applicable securities laws):

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE
     "SECURITIES ACT"), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR

     OTHER JURISDICTION, AND MAY ONLY BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER THEREOF IF SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT AND REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE OR OTHER SECURITIES LAWS, UNLESS THE COMPANY DETERMINES THAT EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENT ARE AVAILABLE.

The legend contained in this Section 6.4 may be removed from a stock certificate immediately upon receipt by the Company's transfer agent of a certificate substantially in the form of Appendix I attached hereto. Notwithstanding the foregoing, such Shares must be held in certificated form until such Shares have been sold in accordance with the provisions of Appendix I attached hereto.

     6.5 BROKER'S FEE. The Purchaser represents that there are no brokers or finders entitled to compensation by the Purchaser in connection with the Rights Exchange, and shall indemnify the Company for any such fees for which the Purchaser is responsible.

     SECTION 7.  COVENANTS OF THE PARTIES.

7.

     7.1 FULL COOPERATION. The Company will use its reasonable best efforts to cooperate with and assist the Purchaser with respect to the Purchaser's Offer. Such cooperation and assistance shall include, without limitation, the provision of any additional disclosure to the Holders that the Parties determine to be necessary or advisable after the date hereof in connection with the Purchaser's Offer under applicable federal and state securities laws, rules and regulations. The Company will not take any position with respect to the Purchaser's Offer but has waived the transfer restrictions contained in Section 1.2(c) of the Merger Agreement to the extent required to permit the Holders to transfer the Rights to the Purchaser. The Company will advise the Purchaser of any need to amend the Offer to Purchase as it relates to information supplied by the Company for inclusion therein such that the Offer to Purchase does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Offer to Purchase, in the light of the circumstances under which they were made, not misleading as of any date during the period in which the Purchaser's Offer is pending in accordance with the provisions of Section 1.3.

     7.2 ACCESS TO INFORMATION. For a period beginning on the Effective Date and continuing until the earlier of the Closing or the Termination Date, the Company shall afford to the Purchaser and its agents and representatives full access, at reasonable times and in a reasonable manner, to all of its premises, facilities, properties, books and records and shall make its directors, officers, agents, and (with the prior consent of the Company, which consent shall not be unreasonably withheld), customers, vendors and creditors reasonably available to confer with the Purchaser and its agents and representatives. The Purchaser shall have the right to make copies, extracts and summaries of all such reports, books, records and information, subject, however, to any obligations of the Company to any other persons. The Company shall notify the Purchaser of any material change in the business of the Company or in its operations or properties, or of any governmental complaints, investigations or hearings (or communications indicating the same may be contemplated) or of the institution, continuation or threat of any litigation involving the Company or any affiliate of the Company or any of its assets, and will keep the Purchaser informed of such events.

     7.3 MAINTENANCE OF LISTING. For so long as the Company is obligated to keep in effect the Shelf Registration Statement provided under Section 12 hereof, the Company will use its reasonable best efforts to maintain its listing on The Nasdaq National Market or a national securities exchange, as defined in the Exchange Act.

     7.4 PURCHASER REPRESENTATIVE. The Company shall use its reasonable best efforts to ensure that, as long as the Purchaser (or an Affiliate of the Purchaser) holds either (i) 5% of the outstanding voting securities of the Company or (ii) 75% of the Shares, the Purchaser Representative (as defined in
Section 11.2) appointed to serve on the Company's board of directors in accordance with the provisions of Section 11.2 shall be included in the Company's proxy statement as a nominee of the board of directors for election to the board and shall be elected to serve on the Company's board of directors.

     7.5 FILINGS. The parties shall consult and fully cooperate with and provide assistance to each other in preparing and filing as soon as practicable all consents, approvals and authorizations necessary or advisable to be made or obtained from any third party or governmental agency in order to consummate the transactions contemplated hereby, including, without limitation, any required filing under the HSR Act.

     7.6 SHELF REGISTRATION OPINION. Upon the effective date a Shelf Registration Statement in connection with Section 12, the Company shall provide the Purchaser with an opinion letter addressed to the Purchaser, dated as of the effective date of such Shelf Registration Statement, from Satterlee, Stephens, Burke & Burke LLP, counsel to the Company, stating (i) that the Shelf Registration Statement covers the Shares and the Warrant Shares (including the resale thereof), (ii) that such counsel is not aware of any material untruths in such Shelf Registration Statement and (iii) such other matters as may be reasonable and customary in connection with such registration.

     SECTION 8.  NO-SHOP CLAUSE.

8.

     8.1 IN GENERAL. For a period beginning on the Effective Date and continuing until the earlier of the Closing or the Termination Date (the "No-Shop Period"), the Company shall not, and shall use its best efforts to cause its respective officers, directors and employees not to, and shall use its commercially reasonable efforts to cause its investment bankers, attorneys or other agents retained by or acting on behalf of the Company not to: (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Third-Party Offer (as defined below), (ii) engage in negotiations or discussions (other than to advise as to the existence of the restrictions set forth in this Section 8.1) with, or furnish any information or data to, any third party relating to a Third-Party Offer or (iii) enter into any agreement with respect to any Third-Party Offer or approve any Third-Party Offer. Notwithstanding anything to the contrary contained in this Section 8.1 or elsewhere in this Agreement, the Company and its board of directors (or any committee thereof) (x) may participate in discussions or negotiations with or furnish information to any third party making an unsolicited Third-Party Offer (a "Potential Acquiror") or approve an unsolicited Third-Party Offer if the board is advised by its financial advisor that such Potential Acquiror has the financial wherewithal to be reasonably capable of consummating such a Third-Party Offer, and the board determines in good faith (A) after receiving advice from its financial advisor, that the Third-Party Offer submitted by such third party to the Company is more favorable to the Company and its stockholders than the transaction contemplated by this Agreement, and (B) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve a Third-Party Offer would be reasonably likely to violate the board's fiduciary duties under applicable law, or (y) may take any action necessary to comply with Rule 14e-2 promulgated under the Exchange Act. The Company agrees that any non-public information furnished to a Potential Acquiror will be furnished to the Purchaser as well and shall be furnished pursuant to a confidentiality agreement upon terms reasonably acceptable to the Purchaser and the Company. In the event that the Company shall receive a Third-Party Offer or determine to provide any information as described, it shall promptly, and in any event within 24 hours, notify the Purchaser in writing as to that fact and shall describe the terms of such Third-Party Offer.

     8.2 THIRD-PARTY OFFER. As used in Section 8.1, the term "Third-Party Offer" shall mean any bona fide written proposal, made by a third party to acquire beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company including any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material portion of the equity interest in, the Company (other than, but including any transaction similar to, the transactions contemplated by this Agreement).

     SECTION 9.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

9.

     Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Purchaser herein and in the certificates for the securities delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Purchaser of the certificates representing the Shares and the exchange of the Rights.

     SECTION 10. CONDITIONS TO COMPANY'S OBLIGATIONS AT THE CLOSING.

10.

     The Company's obligation to complete the issuance of the Shares in exchange for the Rights and deliver Shares to the Purchaser shall be subject to the following conditions to the extent not waived by the Company:

     10.1 CLOSING UNDER THE PURCHASER'S OFFER. The Purchaser shall have purchased Rights pursuant to the Purchaser's Offer.

     10.2 SURRENDER OF THE RIGHTS. The Purchaser shall have surrendered to the Company against delivery of the Shares and the Warrants the Rights acquired by the Purchaser pursuant to the Purchaser's Offer.

     10.3 CONSENTS AND APPROVALS. Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies (including, without limitation, the expiration or termination of the waiting period under the HSR
Act) that are necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained.

     10.4 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Purchaser in Sections 1 and 6 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date.

     Provided that the Company has delivered the notice referred to in Section 12(g) of the Offer to Purchase, and notwithstanding anything to the contrary contained in this Section 10, all the foregoing conditions shall be deemed to have been satisfied or waived by the Company upon the closing under the Purchaser's Offer.

     SECTION 11. CONDITIONS TO THE PURCHASER'S OBLIGATIONS AT THE CLOSING.

     The Purchaser's obligation to deliver the Rights in exchange for the Shares shall be subject to the following conditions to the extent not waived by the
Purchaser:

11.

     11.1 CLOSING UNDER PURCHASER'S OFFER. All conditions to closing under the Purchaser's Offer shall have been satisfied or shall have been waived by the Purchaser.

     11.2 APPOINTMENT OF DIRECTORS. The Company shall have taken all actions necessary to ensure that a representative of the Purchaser (the "Purchaser Representative"), to be selected by the Purchaser and reasonably acceptable to the Company, shall be appointed, effective immediately after the Closing, to serve on the Company's board of directors as a Class II director.

     11.3 NO OTHER ISSUANCE BY THE COMPANY.   Other than the Initial Payment (as
defined in the Merger Agreement), the Company shall not have issued any Common Stock of the Company to any of the Holders who have not accepted the Purchaser's Offer. Other than the general plan of distribution of the Merger Consideration as set forth in the Merger Agreement as in effect on the Effective Date, the Company shall not have any agreement, arrangement or plan to issue any Common Stock of the Company to any of the Holders who have not accepted the Purchaser's Offer.

     11.4 STATEMENT OF POSITION OF THE COMPANY. The Company shall have delivered to the Holders the letter contemplated by Section 1.2(c).

     11.5 DELIVERY OF SHARES. The Company shall have delivered to the Purchaser stock certificates representing the Shares in accordance with the terms of
Section 4.2.

     11.6 WARRANT AGREEMENT. The Company shall have executed and delivered to the Purchaser a Warrant Agreement in substantially the form of Exhibit C.

     11.7 CONSENTS AND APPROVALS. Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies (including, without limitation, under the HSR Act) that are necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained.

     11.8 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Sections 1 and 5 shall be true and correct in all material respects when made and as of the Closing Date or any other date, if a representation or warranty specifically refers to such other date, and the Purchaser shall have received a certificate signed by the chief executive officer and chief financial officer of the Company, or such other officers of the Company as agreed upon by the parties hereto, that each of such representations and warranties is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that such party has performed and complied with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

     11.9 LEGAL OPINION. The Purchaser shall have received from Satterlee, Stephens, Burke & Burke LLP, counsel to the Company, an opinion letter addressed to the Purchaser, dated as of the Closing Date, covering the matters set forth in Exhibit D hereto, subject to customary assumptions and qualifications.

     SECTION 12. REGISTRATION OF THE SHARES; COMPLIANCE WITH THE SECURITIES ACT.

12.

     12.1 REGISTRATION PROCEDURES AND EXPENSES. (a) As soon as practicable following the Closing Date and in any event no later than thirty (30) days following the Closing Date, the Company shall prepare and file with the SEC, and thereafter shall use its reasonable best efforts to cause to be declared effective, a shelf registration statement on an appropriate form under the Securities Act relating to the offer and sale of the Shares and the Common Stock issuable upon exercise of the Warrants (together, the "Registrable Securities") by the Company to the Purchaser and by any other holders thereof from time to time (including, without limitation, the Purchaser), in accordance with the methods of distribution set forth in such shelf registration statement, through The Nasdaq National Market or the facilities of any national securities exchange on which the Company's Common Stock is then traded, or in privately-negotiated transactions (a "Shelf Registration Statement"). All shares of Common Stock acquired by the Purchaser pursuant to Section 3.1 or upon the exercise of a Warrant acquired by the Purchaser pursuant to Section 3.1 shall be included in such Shelf Registration Statement.

          (b) The Company shall use its reasonable best efforts (including, without limitation, the preparation and filing with the SEC of amendments and supplements to the Shelf Registration Statement and a prospectus to be used in connection therewith) to keep the Shelf Registration Statement continuously effective and not misleading for a period of seven (7) years from the Closing Date or such shorter period that will terminate when all the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant thereto. The Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the requisite period if it takes any action that would result in the holders of the Registrable Securities covered thereby not being able to offer and sell such Registrable Securities during that period, unless such action is required by applicable law. Notwithstanding the foregoing, following the effectiveness of the Shelf Registration Statement, the Company may, at any time, suspend the effectiveness of the Shelf Registration Statement for up to no longer than sixty
(60) days, as appropriate (a "Suspension Period"), by giving notice to the Purchaser, if (i) the Company shall have determined that the Company may be required to disclose any material corporate development or (ii) the Company shall be involved in an underwritten public offering of its securities. The Company will use its best efforts to minimize the length of any Suspension Period. Notwithstanding the foregoing, no more than two Suspension Periods may occur in any twelve (12) month period. The Purchaser agrees that, upon receipt of any notice from the Company of a Suspension Period, the Purchaser will not sell any Registrable Securities pursuant to the Shelf Registration Statement until (i) the Purchaser is advised in writing by the Company that the use of the applicable prospectus may be resumed, (ii) the Purchaser has received copies of any additional or supplemental or amended prospectus, if applicable, and (iii) the Purchaser has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such prospectus.

          (c) In order to facilitate the public sale or other disposition of all or any of the Registrable Securities by the Purchaser, the Company shall furnish to the Purchaser with respect to the Registrable Securities registered under the Shelf Registration Statement such number of copies of prospectuses, prospectus supplements and preliminary prospectuses as the Purchaser reasonably requests in conformity with the requirements of the Securities Act.

          (d) The Company shall file any documents required of the Company for normal blue sky clearance in states specified in writing by the Purchaser; provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

          (e) Other than fees and expenses, if any, of counsel or other advisers to the Purchaser, which fees and expenses shall be borne by the Purchaser (except as referred to in Section 16.8 below), the Company shall bear all expenses (exclusive of any brokerage fees, underwriting discounts and commissions) in connection with the procedures in paragraphs (a) through (d) of this Section 12.1.

     12.2 TRANSFER OF SECURITIES AFTER SHELF REGISTRATION. The Purchaser agrees that the Purchaser will not effect any disposition of the Registrable Securities that would constitute a sale within the meaning of the Securities Act, except:

               (I) pursuant to the Shelf Registration Statement, in which case the Purchaser shall submit the certificates evidencing the Registrable Securities to the Company's transfer agent, accompanied by a separate "Purchaser's Certificate" (A) in the form of Appendix I attached hereto, (B) executed by an officer of, or other authorized person designated by, the Purchaser, and (C) to the effect that (1) the Registrable Securities have been sold in accordance with the Shelf Registration Statement and (2) the requirement of delivering a current prospectus has been satisfied; or

               (II) in a transaction exempt from registration under the Securities Act.

     12.3 INDEMNIFICATION. As used in this Section 12.3 the following terms shall have the following respective meanings:

          (A) "Selling Shareholder" shall mean the Purchaser and any transferee of the Purchaser who is entitled to resell Registrable Securities pursuant to the Shelf Registration Statement, including any underwriter involved in such resale, and each person, if any, who controls such Selling Shareholder within the meaning of Section 15 of the Securities Act, and each officer and each director of such Selling Shareholder;

          (B) "Shelf Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Shelf Registration Statement referred to in Section 12.1; and

          (C) "Untrue Statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Shelf Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     The Company agrees to indemnify and hold harmless each Selling Shareholder from and against any losses, claims, damages or liabilities to which such Selling Shareholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any Untrue Statement on or after the effective date of the Shelf Registration Statement, or on or after the date of any prospectus or prospectus supplement or the date of any sale by the Purchaser thereunder, or arise out of any failure by the Company to fulfill any undertaking included in the Shelf Registration Statement and the Company will reimburse such Selling Shareholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable to such Selling Shareholder in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an Untrue Statement made in such Shelf Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Shareholder specifically for use in preparation of the Shelf Registration Statement, or the failure of such Selling Shareholder to comply with the covenants and agreements contained in Section 12.1 or 12.2 hereof respecting sale of the Registrable Securities or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to the Selling Shareholder prior to the pertinent sale or sales by the Selling Shareholder.

     The Purchaser agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Shelf Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any failure to comply with the covenants and agreements contained in Section 12.1 or 12.2 hereof respecting sale of the Registrable Securities, or any Untrue Statement contained in the Shelf Registration Statement on or after the effective date thereof, or in any prospectus supplement as of its issue date or date of any sale by the Purchaser thereunder, if such Untrue Statement was made in reliance upon and in conformity with written information furnished by or on behalf of the Purchaser specifically for use in preparation of the Shelf Registration Statement, and the Purchaser will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided that in no event shall any indemnity by the Purchaser under this Section 12.3 exceed the gross proceeds received by the Purchaser from the sale of Registrable Securities covered by such Shelf Registration Statement.

     Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 12.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties.

     12.4 TERMINATION OF CONDITIONS AND OBLIGATIONS. The conditions precedent imposed by Section 6 or this Section 12 upon the transferability of the Registrable Securities shall cease and terminate as to any particular number of the Registrable Securities when such Registrable Securities shall have been sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Shelf Registration Statement covering such Registrable Securities or at such time as an opinion of counsel satisfactory to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

     12.5 INFORMATION AVAILABLE. So long as the Purchaser continues to own any of the Registrable Securities and the Shelf Registration Statement is effective covering the resale of Registrable Securities owned by the Purchaser, the Company will furnish to the Purchaser:

          (a) as soon as practicable after available (but in the case of the Company's Annual Report to Shareholders, within one hundred twenty (120) days after the end of each fiscal year of the Company), one copy of (i) its Annual Report to Shareholders (which Annual Report shall contain financial statements audited in accordance with generally accepted auditing standards certified by a national firm of certified public accountants); (ii) its Annual Report on Form 10-K (excluding exhibits); (iii) its quarterly reports on Form 10-Q (excluding exhibits); (iv) its Proxy Statement; and (v) its current reports on Form 8-K, if any (excluding exhibits);

          (b) upon the request of the Purchaser, all exhibits excluded by the parentheticals to subparagraphs (a)(ii),(iii) and (v) of this Section 12.5, in the form generally available to the public; and

          (c) upon the reasonable request of the Purchaser, an adequate number of copies of the prospectuses and supplements to supply to any other party requiring such prospectuses.

     12.6 CHANGES IN PURCHASER INFORMATION. The Purchaser agrees to promptly notify the Company of any changes in the information set forth in the Shelf Registration Statement regarding the Purchaser or the Purchaser's plan of distribution set forth in such Shelf Registration Statement.

     SECTION 13. INDEMNIFICATION FOR INCOMPLETE OR INACCURATE INFORMATION.

13.

     13.1 BY THE COMPANY. The Company agrees to indemnify and hold harmless the Purchaser (and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act, and each officer, director and employee of persons who control the Purchaser) from and against any losses, claims, damages or liabilities to which the Purchaser (or any such officer, director, employee or controlling person) may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (a) any untrue statement of a material fact, or omission of a material fact, in any information provided by the Company for use in the Offer to Purchase, as contemplated in Section 1 thereof (including, without limitation any such misstatement or omission in Sections 6, 7 and 8 of the Offer), and (b) the Merger failing to qualify as a reorganization as defined in Section 368(a) of the Internal Revenue Code of 1986 as amended, as a result of the transfer contemplated hereby. Further, the Company will reimburse the Purchaser (or such officer, director, employee or controlling person) for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

     13.2 BY THE PURCHASER. The Purchaser, agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act and each officer and director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact, or omission of a material fact in any information about the identity of the Purchaser, the source of the Purchasers' funds or the Purchasers' plans and intentions provided by the Purchaser for use in the Offer to Purchase as contemplated by Section 1 hereof. Further, the Purchaser will reimburse the Company (or such officer, director or controlling person) for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

     13.3 PROCEDURE. The procedure with respect to claims under this Section 13 shall be the same as that provided in Section 12.3.

     SECTION 14. TERMINATION.

14.

     14.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing: (a) by mutual written consent of the parties hereto; (b) by written notice by any party if the consummation of the Rights Exchange shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; (c) by written notice by either of the Purchaser or the Company, respectively, to the other party, upon the failure of any closing condition applicable to either of the Purchaser or the Company, respectively, which failure is not capable of being cured by the Termination Date; (d) by written notice by the Company in accordance with Section 8.1 above and (e) by written notice by either of the Purchaser or the Company, respectively, to the other party, if the Closing has not occurred by the Termination Date set forth in Section 4.1, unless the Closing has not occurred due to the fault or bad faith of the terminating party. The parties agree that this Agreement shall be terminated immediately upon the effectiveness of the written notice or written consent described above.

     14.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 14.1, this Agreement shall forthwith become void and there shall be no further liability of any party to this Agreement or their respective officers, directors, employees, agents, representatives, or shareholders, except as otherwise provided in this Agreement.

     14.3 TERMINATION FEE. If this Agreement is terminated by the Company pursuant to Section 14.1(d) above, which termination is the result of: (a) the receipt by the Company of a Third-Party Offer during the term of this Agreement and (b) the commitment by the Company to accept a Third-Party Offer (as such Third-Party Offer may be amended from time to time) within six (6) months following the Termination Date, then the Company shall, at the time of the closing of such Third-Party Offer, pay the Purchaser a termination fee in the amount of (i) any and all out-of-pocket expenses of the Purchaser (including, without limitation, reasonable attorneys' fees) incurred in connection with this Agreement (not to exceed $150,000) plus (ii) $750,000. If this Agreement is
                                   ----
terminated by the Company pursuant to Section 14.1(b), (c) or (e) above due to the Company's inability to meet the conditions set forth herein, the Company shall pay the expenses of the Purchaser referred to in clause (i) of this
Section 14.3.

     SECTION 15. NOTICES.

15.

     All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile transmission, or when so received in the case of mail or courier, and addressed as follows:

          (A)  if to the Company, to:

               Medarex, Inc.
               1545 Route 22 East
               Annandale, NJ 08801
               Attention: Donald L. Drakeman, President
               Phone: (609) 713-6001
               Fax: (609) 713-6002

               with a copy to:

               Satterlee, Stephens, Burke & Burke LLP
               230 Park Avenue

               New York, NY 10169
               Attention: Dwight Kinsey, Esq.
               Phone: (212) 818-9200
               Fax: (212) 818-9606/9607


          (B)  if to the Purchaser, to:

               Bay City Capital
               750 Battery Street, Suite 600
               San Francisco, CA 94111
               Attention:  Sandy Zweifach, Chief Financial Officer
               Phone: (415) 676-3830
               Fax: (415) 837-0996


               with a copy to:

               Heller, Ehrman, White & McAuliffe
               333 Bush Street
               San Francisco, CA 94104
               Attention:  Timothy G. Hoxie, Esq.
               Phone: (415) 772-6000
               Fax: (415) 772-6268


Any change of an address set forth in this Section 15 may be accomplished by means of a notice sent in accordance with the terms of this Section 15.

     SECTION 16. MISCELLANEOUS.

16.

     16.1 WAIVERS AND AMENDMENTS. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and the Purchaser.

     16.2 SECTIONS; HEADINGS; DOLLAR AMOUNTS. Unless otherwise specified, all references in this Agreement to "Sections" shall be to Sections of this Agreement. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement. All currency referred to herein shall be in U.S. dollars.

     16.3 SEVERABILITY. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     16.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts entered into and performed entirely in California by California residents, without regard to conflicts of law principles.

     16.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. Delivery of an executed counterpart by facsimile shall be the same as delivery of an original counterpart.

     16.6 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     16.7 ENTIRE AGREEMENT. This Agreement and other documents delivered pursuant hereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

     16.8 PAYMENT OF FEES AND EXPENSES. Except as provided in Section 14.3, each of the Company and the Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.


                      [SIGNATURE PAGE FOLLOWS THIS PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                   MEDAREX, INC.


                                   By:   /s/ Donald L. Drakeman
                                         --------------------------------
                                   Name: Donald L. Drakeman
                                         --------------------------------
                                   Title:President
                                         -------------------------------

                                   BCC ACQUISITION I LLC

                                   By:  THE BAY CITY CAPITAL
                                        FUND I, L.P.
                                   Its: Manager

                                   By:  Bay City Capital Management LLC
                                   Its: General Partner

                                   By:   /s/ R.H. Salquist
                                         -------------------------------
                                   Name: Roger H. Salquist
                                         -------------------------------
                                   Title:
                                         -------------------------------

                                   EXHIBIT A

                               OFFER TO PURCHASE

                          OFFER TO PURCHASE FOR CASH

              ANY OR ALL OF THE $44,412,500 AGGREGATE FACE VALUE

                      (SUBJECT TO A $22,206,250 MINIMUM)

                        OF CONTINGENT PAYMENT RIGHTS OF

                                 MEDAREX, INC.

                           BY BCC ACQUISITION I LLC

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 17, 1998, UNLESS THE OFFER IS EXTENDED.

     BCC Acquisition I LLC, a Delaware limited liability company (the "Purchaser"), hereby offers to purchase for cash any or all of the $44,412,500 (subject to a $22,206,250 minimum) in aggregate face value of certain contingent payment rights (the "Rights") of Medarex, Inc. (the "Company"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Assignment enclosed with this Offer to Purchase (which together constitute the "Offer"). The full, undiscounted value of any of the Rights is referred to herein as the "Face Value" of such Rights. The Rights are held by the former holders (the "Holders") of preferred stock ("GenPharm Preferred Stock") and common stock ("GenPharm Common Stock") of GenPharm International, Inc. ("GenPharm"). The Rights, as such term is used in this Offer, represent such Holders' rights to receive the remainder of the merger consideration (the "Remaining Merger Consideration") payable to such Holders under the Amended and Restated Agreement and Plan of Reorganization dated as of May 5, 1997 by and among the Company, Medarex Acquisition Corp., a California corporation wholly-owned by the Company ("Merger Sub"), and GenPharm (the "Merger Agreement"), pursuant to which the Company acquired GenPharm (the "Merger"). While the Remaining Merger Consideration is denominated in dollars, the Merger Agreement provides that it is payable (in most cases) in shares of the Company's common stock, par value $.01 per share (the "Common Stock"), valued at the Fair Market Value thereof at the time of payment (as defined in the Merger Agreement). At the date hereof, the Remaining Merger Consideration is $44,412,500. This amount is not required to be paid until December 31, 1998 (and possibly, to some extent, in 1999) and is subject to reduction in certain circumstances all as more fully described herein.

     The Purchaser is offering to acquire any or all of the Rights, subject to the terms and conditions of the Offer (which includes the condition that at least 50% ($22,206,250) of the aggregate Face Value of the Rights be assigned), at a price that represents a 20% discount from the amount of the Remaining Merger Consideration such Holder would receive if the Remaining Merger Consideration were not reduced and such Holder actually received such Holder's maximum entitlement to such Remaining Merger Consideration. Since, pursuant to the Merger Agreement, the amount of each Holder's share of the Remaining Merger Consideration is dependent on whether such Holder was a holder of GenPharm Preferred Stock and/or GenPharm Common Stock (and, if a holder of GenPharm Preferred Stock, which series of GenPharm Preferred Stock such Holder held), the price the Purchaser is offering to pay to each Holder depends upon which class or series of GenPharm stock the Holder held.

     The following table sets forth the cash payment the Purchaser is offering to make to the Holders to acquire the Rights pursuant to the Offer. The first line of the table sets forth the price to be paid by the Purchaser for the Rights relating to each share of GenPharm Preferred Stock and GenPharm Common Stock (on an as-converted fully diluted basis) formerly held by any such Holder. This price reflects the 20% discount. The second line of the table sets forth, on the same per-share basis, the amount of Remaining Merger Consideration that would be received by such Holders pursuant to the Merger, assuming no further reduction in the Remaining Merger Consideration.

                                                                                          GenPharm
                                                                                          Common
                                       Series of GenPharm Preferred Stock                 Stock
                            ---------------------------------------------------------   -----------
                             A     B     C     D      E      F      G      H      I
                             -     -     -     -      -      -      -      -      -
Cash Payment to be          $.17  $.17  $.67  $.78  $1.57  $4.02  $4.47  $3.14  $3.13       $1.65
Received Pursuant to
the Offer

Value of Additional         $.21  $.21  $.84  $.98  $1.96  $5.03  $5.59  $3.93  $3.91       $2.06
Shares to be Received
Assuming No Further
Reduction in
Remaining Merger
Consideration (the Face
Value of the Rights)

     In evaluating the Offer, Holders should note that, under the Merger Agreement, the aggregate amount of the Remaining Merger Consideration payable to the Holders is subject to reduction, on a dollar-for-dollar basis, to the extent GenPharm fails to receive certain license fees and promissory note payments from unrelated third parties (the "Third Party Payments") of approximately $23 million. Although the Company believes that the Third Party Payments will be received (and the Company has to date received timely payment of sums due from the parties obligated to make the Third Party Payments), there is a risk that unforeseen factors will result in the Company's not receiving some or possibly all of the Third Party Payments. A significant reduction in the receipt of such Third Party Payments could result in a significant reduction in the amount of the Remaining

                                     (iv)

Merger Consideration to be received by the Holders of the Rights. The Company also has some discretion as to when the Remaining Merger Consideration is paid and is not required to pay such amount until December 31, 1998 (and possibly, to some extent, until 1999). Even the form of payment is uncertain. While in most cases the Company is obligated to pay the Remaining Merger Consideration in shares of Common Stock, at any time during which the Fair Market Value (as defined in the Merger Agreement) of the Company's Common Stock is less than $5.00, it may pay such Remaining Merger Consideration in cash. Finally, if the Company issues Common Stock to the Holders, depending on the then Fair Market Value of such stock, a large number of shares may be issued. Any attempt by a significant number of Holders to sell such a large number of shares of Common Stock upon receipt could have an adverse effect on the market price of the Company's Common Stock.

     Holders who accept the Offer will receive, at the consummation of the Offer, in consideration of their assignment of their Rights to Purchase, the cash purchase price offered by the Purchaser. Holders who do not accept the Offer will receive payment of the amount of the Remaining Merger Consideration they are entitled to receive as and when provided under the terms of the Merger Agreement.

     The Purchaser and the Company have entered into a Rights Exchange Agreement (the "Rights Exchange Agreement"), dated as of June 10, 1998. This Offer is being made by the Purchaser pursuant to the Rights Exchange Agreement. The Rights Exchange Agreement provides that, immediately upon the consummation of the Offer, the Company will issue to the Purchaser in exchange for each $6.75 in Face Value of the Rights acquired by the Purchaser (i) one share of the Company's Common Stock (up to a maximum of 6,579,629 shares; such shares being the "Shares") and (ii) a warrant or warrants (the "Warrants") to purchase 0.1222 shares of the Company's Common Stock at an exercise price of $10.00 per share exercisable over a period of seven years (up to a maximum of 804,000 shares). The Warrants will be issued upon the terms and conditions set forth in the Warrant Agreement (the "Warrant Agreement") between the Company and the Purchaser in a form attached as an exhibit to the Rights Exchange Agreement. The Company and the Purchaser have agreed that the aggregate Face Value of the Rights for purposes of the exchange for Shares shall be $44,412,500 (i.e., their full, undiscounted value). If all of the Rights are assigned to the Purchaser and exchanged for Shares under the Rights Exchange Agreement, the Purchaser will beneficially own (after taking into account the Warrants) approximately 25% of the Company's outstanding Common Stock.

     The Rights Exchange Agreement also provides, among other things, that the Company will register the Shares and the shares to be issued to the Purchaser upon exercise of the Warrants as well as any resale thereof, and will pay to the Purchaser a fee of $750,000 (plus expenses) under certain circumstances if the Offer is not consummated and the Company completes a similar transaction

                                      (v)
with another party. The Rights Exchange Agreement is more particularly described in Section 5 of this Offer to Purchase. Under the Rights Exchange Agreement, the Company will appoint a representative of the Purchaser to the Company's Board of Directors immediately following the closing of the transactions contemplated by the Rights Exchange Agreement. While no formal agreement exists, the Company and the Purchaser have discussed adding another director mutually acceptable to the Company and the Purchaser.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, AT LEAST $22,206,250 (50%) IN AGGREGATE FACE VALUE OF RIGHTS BEING PROPERLY ASSIGNED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER OF THE RIGHTS AS TO WHETHER OR NOT TO ASSIGN THE RIGHTS. HOWEVER, IN ORDER TO FACILITATE THE OFFER, THE COMPANY HAS AGREED TO GRANT ITS CONSENT TO THE TRANSFER OF THE RIGHTS TO THE PURCHASER. THE RIGHTS MAY NOT BE ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO THE OFFER.

                              __________________
                                   IMPORTANT

     The Offer is being made by the Purchaser pursuant to the Rights Exchange Agreement between the Purchaser and the Company. Pursuant to that agreement, the Company and the Purchaser have prepared this Offer to Purchase. All statements made in this Offer to Purchase (other than those relating to the identity of the Purchaser, the source of the Purchaser's funds, the Purchaser's plans and intentions, or the terms of the Offer) are based solely on information supplied by the Company to the Purchaser or contained in the Company's public filings under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"). The Company has reviewed this Offer to Purchase and believes that all information (other than that pertaining to the identity of the Purchaser, the source of the Purchaser's funds or the Purchaser's plans and intentions, as to which the Company can express no view) set forth herein is accurate and complete in all material respects. While the Purchaser believes all information supplied by the Company or obtained from the Company's filings under the Securities Act and the Exchange Act to be accurate in all material respects, the Purchaser does not and cannot warrant the accuracy of such information.

     Any Holder of Rights desiring to assign to the Purchaser all or any portion of its Rights should complete and sign the Letter of Assignment or a facsimile thereof in accordance with the instructions in the Letter of Assignment and mail or deliver it and any other required documents to Continental Stock Transfer & Trust Company (the "Depositary"). The Company will pay all charges and expenses of the Depositary in connection with the Offer.

     Questions and requests for assistance may be directed to the Depositary or Shareholder Communications Corporation (the "Information Agent") at their respective addresses and telephone numbers specified on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase and the Letter of Assignment may be obtained from the Depositary.

                                     (vi)

                                   CONTENTS

INTRODUCTION...............................................................  1
SECTION 1   TERMS OF THE OFFER.............................................  4
SECTION 2   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR RIGHTS..................  6
SECTION 3   PROCEDURE FOR ASSIGNING RIGHTS; EFFECTS OF ASSIGNING RIGHTS      7
SECTION 4   WITHDRAWAL RIGHTS..............................................  8
SECTION 5   THE RIGHTS EXCHANGE AGREEMENT..................................  8
SECTION 6   CERTAIN FEDERAL INCOME TAX CONSEQUENCES........................  9
SECTION 7   PRICE RANGE OF THE COMPANY'S COMMON STOCK, DIVIDENDS........... 12
SECTION 8   CERTAIN INFORMATION CONCERNING THE COMPANY..................... 13
SECTION 9   CERTAIN INFORMATION CONCERNING THE PURCHASER................... 17
SECTION 10  SOURCE AND AMOUNT OF FUNDS..................................... 17
SECTION 11  PURPOSE OF THE OFFER........................................... 17
SECTION 12  CERTAIN CONDITIONS OF THE OFFER................................ 19
SECTION 13  CERTAIN LEGAL MATTERS.......................................... 21
SECTION 14  FEES AND EXPENSES.............................................. 22
SECTION 15  MISCELLANEOUS.................................................. 23

                                    (viii)

                                 INTRODUCTION

     The Purchaser hereby offers to purchase for cash any or all of the Rights upon the terms and subject to the conditions set forth in the Offer. The "Rights" are each Holder's right to receive such Holder's share of the Remaining Merger Consideration to be paid to the Holders under the Merger Agreement pursuant to which the Company acquired GenPharm. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, A MINIMUM OF $22,206,250 (50%) IN AGGREGATE FACE VALUE OF RIGHTS BEING PROPERLY ASSIGNED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER.

     The Purchaser is offering to acquire any or all of the Rights, subject to the terms and conditions of the Offer, at a price that represents a 20% discount from the amount of Remaining Merger Consideration such Holder would receive if the Remaining Merger Consideration were not reduced as described below and such Holder actually received such Holder's maximum entitlement to such Remaining Merger Consideration. Since, pursuant to the Merger Agreement, each Holder's share of the Remaining Merger Consideration is dependent on whether such Holder was a holder of GenPharm Preferred Stock and/or GenPharm Common Stock (and, if a holder of GenPharm Preferred Stock, which series of GenPharm Preferred Stock such Holder held), the price the Purchaser is offering to pay to each Holder depends upon which class or series of GenPharm stock the Holder held.

     The following table sets forth the cash payment the Purchaser is offering to make to the Holders to acquire the Rights pursuant to the Offer. The first line of the table sets forth the price to be paid by the Purchaser for the Rights relating to each share of GenPharm Preferred Stock and GenPharm Common Stock (on an as-converted fully diluted basis) formerly held by any such Holder. This price reflects the 20% discount. The second line of the table sets forth, on the same per-share basis, the amount of Remaining Merger Consideration that would be received by such Holders pursuant to the Merger, assuming no further reduction.

                                                                                          GenPharm
                                                                                          Common
                                       Series of GenPharm Preferred Stock                  Stock
                                       ----------------------------------                  -----

                             A     B     C     D      E      F      G      H      I
                            ----  ----  ----  ----  -----  -----  -----  -----  -----
Cash Payment to be          $.17  $.17  $.67  $.78  $1.57  $4.02  $4.47  $3.14  $3.13     $1.65
Received Pursuant to
the Offer

Value of Additional         $.21  $.21  $.84  $.98  $1.96  $5.03  $5.59  $3.93  $3.91       $2.06
Shares to be Received
Assuming No Further
Reduction in
Remaining Merger
Consideration (the Face
Value of the Rights)


     The Company, Merger Sub and GenPharm entered into the Merger Agreement on May 5, 1997. Pursuant to the Merger Agreement, on October 21, 1997 (the "Merger Date"), Merger Sub merged with and into GenPharm with GenPharm being the surviving corporation and all of the outstanding shares of GenPharm Common Stock and GenPharm Preferred Stock were converted into the right to receive $62,725,000 (the "GenPharm Purchase Price"), subject to adjustment. As a result, GenPharm became a wholly-owned subsidiary of the Company. On the Merger Date, the Company issued 3,250,000 shares of Common Stock (the "Initial Shares") as payment of $17,793,750 of the GenPharm Purchase Price. As of the date hereof, the GenPharm Purchase Price has been reduced by $518,750 as a result of certain adjustments provided for in the Merger Agreement. As a result, the Remaining Merger Consideration payable to the Holders is currently $44,412,500. However, under the Merger Agreement, the aggregate amount of the Remaining Merger Consideration payable to the Holders is subject to reduction, on a dollar-for-dollar basis, to the extent GenPharm fails to receive certain license fees and promissory note payments from unrelated third parties (the "Third Party Payments") of approximately $23 million. Although the Company believes that the Third Party Payments will be received (the $23 million in remaining Third Party Payments already reflects the timely receipt of approximately $8 million of such payments) there is a risk that unforeseen factors will result in non-receipt of some or possibly all of the Third Party Payments. A significant reduction in the receipt of such Third Party Payments could result in a significant reduction in the amount of the Remaining Merger Consideration to be received by the Holders of the Rights. (As noted above, the Remaining Merger Consideration already reflects a reduction of $518,750).

     The Remaining Merger Consideration is payable in additional shares of the Company's Common Stock (the "Additional Shares") or, under certain circumstances, cash. The Additional Shares are to be issued first to the Holders of the Rights relating to GenPharm Preferred Stock to the extent of the balance of their aggregate preference amount of $40,378,646 (the "Preference Amount") and then pro rata to the Holders of the Rights relating to GenPharm Common Stock and GenPharm Preferred Stock (on an as-converted fully diluted basis).

     The Merger Agreement provides that payment of the Remaining Merger Consideration is to be made on or before December 31, 1998, provided GenPharm has received the Third Party Payments by that time. In the event any of the Third Party Payments are received after December 15, 1998, final payment of the Remaining Merger Consideration will occur not later than the earlier of (i) 30 days following the receipt of the last Third Party Payment, and (ii) December 31, 1999. The Remaining Merger Consideration will be paid first to the Holders of the Rights relating to GenPharm

Preferred Stock to the extent of the Preference Amount remaining after the issuance of the Initial Shares ($22,584,896), and then to Holders of the Rights relating to GenPharm Common Stock and GenPharm Preferred Stock (on an as-converted basis). Since the number of Additional Shares to be issued as payment of the Remaining Merger Consideration will be determined at future dates based on the then Fair Market Value of the Company's Common Stock and the amount of the Remaining Merger Consideration as adjusted, the maximum number of Additional Shares to be issued in connection with the Merger cannot be determined at this time. A significant decrease in the Fair Market Value of the Company's Common Stock would result in a significant increase in the number of Additional Shares issuable in connection with the Merger or, possibly, the payment of the Remaining Merger Consideration in cash. Similarly, a significant increase in the Fair Market Value of the Company's Common Stock and/or a significant reduction in the Remaining Merger Consideration would result in a significant decrease in the number of Additional Shares issuable in connection with the Merger. The uncertainties surrounding payment of the Remaining Merger Consideration are of particular concern to former Holders of GenPharm Common Stock, since, at least to the extent of the remaining Preference Amount, the Remaining Merger Consideration is first paid to former Holders of GenPharm Preferred Stock and, therefore, any significant reduction in the Remaining Merger Consideration would have a disproportionately greater negative impact on the value received in the Merger per share of GenPharm Common Stock.

     Holders of Rights who accept the Offer and assign their Rights eliminate the risk associated with a reduction of the Remaining Merger Consideration in the event all or a portion of the Third Party Payments are not received. In addition, under the terms of the Merger Agreement, the Company is not required to issue Additional Shares of its Common Stock in satisfaction of the Rights until December 31, 1998 (and possibly, to some extent, until December 31, 1999). Thus, Holders who accept the Offer will, if the Offer is completed, receive cash payments for their Rights in advance of the time they would receive any Additional Shares (or cash) from the Company as payment of the Remaining Merger Consideration. Furthermore, there can be no assurance that Holders who do not accept the Offer will be able to sell the Additional Shares they receive in payment of the balance of the Remaining Merger Consideration at one time or over a relatively short time frame without adversely affecting the market price of the Company's Common Stock. Finally, if the Company issues Common Stock to the Holders, depending on the then Fair Market Value of such stock, a large number of shares may be issued. Any attempt by a significant number of Holders to sell such a large number of shares of Common Stock upon receipt could have an adverse effect on the price of the Company's Common Stock.

     While acceptance of the Offer would reduce or eliminate the above described risks, assuming the Third Party Payments are received and there are no further reductions in the Remaining Merger Consideration, because of the discount, Holders of the Rights who accept the Offer will receive less in value than they would if they did not accept the Offer and continued to hold their Rights until the Company delivered the Additional Shares as payment of the Remaining Merger Consideration.

     Holders who accept the Offer will receive at the consummation of the Offer, in consideration of their assignment of their Rights to Purchase, the cash purchase price offered by Purchaser. Holders who do not accept the Offer will receive payment of the amount of the Remaining Merger Consideration they are entitled to receive as and when provided under the terms of the Merger Agreement.

     The Purchaser and the Company have entered into the Rights Exchange Agreement and this Offer is being made by the Purchaser pursuant thereto. The Rights Exchange Agreement provides that, immediately upon the consummation of the Offer, the Company will issue to the Purchaser in exchange for each $6.75 in Face Value of the Rights acquired by the Purchaser (i) one Share of the Company's Common Stock (up to a maximum of 6,579,629 Shares), and (ii) a Warrant or Warrants to purchase .1222 shares of the Company's Common Stock at an exercise price of $10.00 per share exercisable over a period of seven years (up to a maximum of 804,000 shares). The Warrants will be issued upon the terms and conditions set forth in the Warrant Agreement between the Company and the Purchaser in the form attached to the Rights Exchange Agreement.

     In order to facilitate the Offer, pursuant to the Rights Exchange Agreement, the Company has granted its consent to the transfer of the Rights to the Purchaser. The Rights may not be assigned or otherwise transferred except pursuant to the Offer. The Rights Exchange Agreement is more particularly described in Section 5 of this Offer to Purchase.

     The purpose of the Offer is for the Purchaser to purchase for cash any or all of the $44,412,500 aggregate Face Value of Rights so that the Purchaser will, upon acquisition of the Shares under the Rights Exchange Agreement, have a substantial equity interest in the Company, and be entitled to purchase additional Common Stock of the Company by exercising the Warrants. The Purchaser will also obtain representation on the Company's board of directors (see Section 11 below). In connection with the Rights Exchange Agreement, the Company and Purchaser have agreed that the aggregate value of the Rights for purposes of the exchange for Shares shall be $44,412,500; in other words, the Purchaser will receive Shares based on the full, undiscounted value of the Rights. Holders should note that the Company and the Purchaser have no agreement preventing the sale of the Shares by the Purchaser, and the Company has agreed in the Rights Exchange Agreement to register the Shares for resale.

     According to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 (the "March 10-Q"), as filed with the Securities and Exchange Commission (the "Commission") on May 14, 1998, there were 22,197,486 shares of Common Stock outstanding (the "Outstanding Shares") as of May 7, 1998. In the event the minimum amount of Rights are assigned and accepted for purchase by the Purchaser, the number of shares of Common Stock to be issued by the Company to the Purchaser under the Rights Exchange Agreement in exchange for the Rights acquired in the Offer will constitute approximately 14% (or approximately 25% if all the Rights are assigned and accepted for payment) of the number of shares of the Company's Common Stock that will be outstanding following the completion of the Offer, in each case including the shares of the Company's Common Stock that the Purchaser would receive upon exercise of the Warrants.

1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and will pay for any or all of the $44,412,500 in Face Value of the Rights which are properly assigned on or prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4 of this Offer to Purchase. The Purchaser is offering to acquire the Rights at a price that represents a 20% discount from the amount of Remaining Merger Consideration each Holder would receive if the amount of Remaining Merger Consideration were not reduced below $44,412,500.

     As used in the Offer, the term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, July 17, 1998, provided, however, that if the Purchaser, in its sole discretion, has extended the period of time for which the Offer is open, the term "Expiration Date" means the latest time and date to which the Offer is extended, subject to the terms and conditions of the Rights Exchange Agreement, including, but not limited to, the provisions contained therein that the Offer may not be extended beyond August 14, 1998 (the "Termination Date").

     Any Holder of Rights desiring to assign to the Purchaser all or any portion of its Rights should complete and sign the Letter of Assignment or a facsimile thereof in accordance with the instructions in the Letter of Assignment and mail or deliver it and any other required documents to the Depositary. (See Section 3 below).

     If Letters of Assignment convey fewer than $22,206,250 (50%) in aggregate Face Value of the Rights are properly delivered to the Depositary by the Expiration Date and not withdrawn, the Purchaser may (i) terminate the Offer and return all assigned Rights to assigning Holders, (ii) extend the Offer and retain all such Rights until the expiration of the Offer as extended, or (iii) waive the condition that at least $22,206,250 (50%) in aggregate Face Value of the Rights be properly assigned and purchase all properly assigned Rights.

     Due to the difficulty of determining the precise amount of Rights properly assigned and not withdrawn, the Purchaser does not expect to announce the final results of the Offer or pay for any Rights until at least seven NASDAQ trading days after the Expiration Date. Holders of Rights will be notified as promptly as practicable as to the results of the Offer.

     The Purchaser reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open by announcing such extension in a press release followed as promptly giving written notice of such extension to the Holders of the Rights. If the Purchaser decides to increase the consideration offered in the Offer to Holders of the Rights, make a material modification to the Offer or waive a material condition to the Offer and, at the time that notice of such action is first sent or given to Holders of the Rights in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so sent or given, the Offer will be extended until the expiration of such period of ten business days, provided that such date is not beyond the Termination Date.

     The Purchaser also expressly reserves the right (i) to delay payment for any Rights regardless of whether such Rights were theretofore accepted for payment or to terminate the Offer and not accept for payment or pay for any Rights not theretofore accepted for payment or paid for upon the occurrence of any of the conditions specified in Section 12 by giving as provided in the next sentence notice of such delay in payment or termination to the Holders of the Rights and (ii) at any time or from time to time, subject only to the Rights Exchange Agreement, to amend the Offer in any respect. Any extension, delay in payment, termination or amendment will be announced by means of press release followed as promptly as practicable by delivery of written notice thereof to the Holders of the Rights.

     This Offer to Purchase and the related Letter of Assignment is being mailed to the record Holders of the Rights and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's list of Rights Holders.

2. Acceptance for Payment and Payment for Rights. Upon the terms and subject to the conditions of the Offer, the Purchaser will purchase, by accepting for payment, and will pay for, Rights properly assigned and not withdrawn by the Expiration Date as soon as practical after the latest of (i) the expiration or termination of the waiting period applicable to the issuance of the Shares by the Company to the Purchaser in exchange for the Rights acquired by the Purchaser in the Offer pursuant to the Rights Exchange Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Act"), and (ii) Expiration Date. In all cases, payment for Rights purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Assignment (or facsimile thereof) and any other documents required by the Letter of Assignment. Since the Rights are not transferable (except pursuant to the Offer), the Rights may only be assigned as provided in the Letter of Assignment.

     The Company and the Purchaser intend to file a Notification and Report Form with respect to the issuance of the Shares by the Company to the Purchaser in exchange for the Rights acquired by the Purchaser pursuant to the Offer under the H-S-R Act on or before June 17, 1997 and, accordingly, the waiting period under the H-S-R Act applicable thereto will expire at 11:59 p.m., New York City time, on the date which is 30 days from the date of such filing. However, prior to such time, the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") may extend the waiting period by requesting additional information or documentary material from the Purchaser. If such a request is made, the waiting period would expire on the tenth day after substantial compliance by the Purchaser with such request. For additional information regarding the H-S-R Act, see Section 12.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) assigned Rights as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Rights for payment. Payment for Rights purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for Holders choosing to assign their Rights for the purpose of receiving payment from the Purchaser and transmitting payments to such Holders. Under no circumstances will interest be paid on the purchase price by the Purchaser by reason of any delay in making such payment. IF ANY ASSIGNED RIGHTS ARE NOT PURCHASED FOR ANY REASON, THE ASSIGNMENT OF SUCH RIGHTS WILL NOT BE EFFECTIVE.

     If, prior to the Expiration Date, the Purchaser increases the consideration offered to Holders of the Rights pursuant to the Offer, such increased consideration shall be paid to all Holders whose assignments of Rights have previously been accepted for payment pursuant to the Offer.

     The Purchaser reserves the right to transfer or assign to one or more direct or indirect affiliates of the Purchaser the right to purchase Rights assigned pursuant to the Offer, but any such transfer or assignment shall not relieve the Purchaser of its obligations under the Offer or prejudice the rights of Holders assigning their Rights to receive payment for Rights properly assigned and accepted for payment.

3. Procedure for Assigning Rights; Effects of Assigning Rights. For Rights to be properly assigned pursuant to the Offer, a properly completed and duly executed Letter of Assignment or facsimile thereof with any other documents required by the Letter of Assignment must be received by the Depositary at one of its addresses indicated on the back cover of this Offer to Purchase on or before the Expiration Date.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT THE ELECTION AND RISK OF THE ASSIGNING HOLDER.

     Under the backup withholding rules, unless an exception applies under the applicable law and regulations, the Depositary will be required to withhold, and will withhold, 20 percent of the gross proceeds paid to a Holder pursuant to the Offer unless the Holder provides his tax identification number (employer identification number or social security number) and certifies that such number is correct. Therefore, unless such an exception exists and is proved in a manner satisfactory to the Purchaser and the Depositary, each Holder wishing to assign Rights should complete and sign the main signature form, and, if applicable, should complete and sign the Substitute Form W-9 (or a Form W-8 for foreign Holders) included as part of the Letter of

Assignment, so as to provide the information and certification necessary to avoid backup withholding.

     Payment for Rights assigned and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Assignment or facsimile thereof and any other documents required by the Letter of Assignment.

     The assignment of Rights pursuant to the procedures described above will constitute a binding agreement between the Holder and the Purchaser upon the terms and subject to the conditions of the Offer. In addition, by delivering the Letter of Assignment a Holder thereof assigns (conditioned upon payment) to the Purchaser any claim such Holder may have against the Company to receive any portion of the Remaining Merger Consideration represented by such Rights, as well as any non-contractual claims against the Company. Further, if for any reason the assignment is not effective, the Holder agrees to release any claim that the Holder may have against the Company for payment of the Remaining Merger Consideration in consideration of the payment by the Purchaser of the purchase price for the Rights pursuant to the Offer.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any assignment of Rights will be determined in the sole discretion of the Purchaser, whose determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all assignments not in proper form or if the acceptance of or payment for such Rights may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any assignment with respect to any particular Rights of any particular Holder. None of the Purchaser, the Depositary, or the Company will be under any duty to give notification of any defects or irregularities in assignment or incur any liability for failure to give any such notification.

4. Withdrawal Rights. Except as otherwise provided in this Section, assignments of Rights made pursuant to the Offer are irrevocable. Holders assigning Rights to the Purchaser pursuant to the Offer may withdraw their Rights (in other words, they may revoke their assignment) at any time prior to 12:00 Midnight on the Expiration Date, and, unless theretofore accepted for payment as provided in this Offer to Purchase, such assignments may also be revoked after the date that is 60 days after the commencement of the Offer. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time. If the Purchaser extends the Offer, is delayed in its purchase of or payment for Rights or is unable to purchase or pay for Rights for any reason, then, without prejudice to the Purchaser's rights under Sections 1 and 12, assigned Rights may be retained by the Depositary on behalf of the Purchaser and may not be revoked except to the extent that Holders are entitled to revoke such assignments as set forth in this Section.

     For a revocation to be effective, a written, telegraphic, telex or facsimile transmission notice of revocation must be timely received by the Depositary at its address indicated on the back cover of this Offer to Purchase. Any such notice of revocation must specify the name of the Holder who assigned the Rights and the aggregate Face Value of Rights to be revoked. Such notice of revocation must be signed by such revoking Holder prior to becoming effective. All questions as to the form and validity (including time of receipt) of notices of revocation will be determined by the Purchaser, in its discretion, whose determination shall be final and binding.

     Any assignments of Rights revoked will be deemed not properly assigned for purposes of the Offer. However, Rights may be reassigned by following any of the procedures described in Section 3 at any subsequent time prior to or at the Expiration Date.

5. The Rights Exchange Agreement. The Purchaser and the Company have entered into the Rights Exchange Agreement. What follows is a summary of the Rights Exchange Agreement. This summary is qualified in its entirety by the text of the Rights Exchange Agreement itself, which has been filed by the Company with the Commission as an exhibit to a Current Report on Form 8-K (see Section 8 for information or how to obtain documents from the Commission).

     The Rights Exchange Agreement provides that, immediately upon the consummation of the Offer, each $6.75 in Face Value of the Rights purchased by the Purchaser in the Offer will be exchanged for (i) one Share of the Company's Common Stock (up to a maximum of 6,579,629 Shares) plus (ii) a Warrant or Warrants to purchase 0.1222 shares of the Company's Common Stock (up to a maximum of 804,000 shares) for $10.00 per share exercisable over a period of seven years, upon the terms and conditions set forth in the Warrant Agreement. The Company and the Purchaser have agreed that, for purposes of the Rights Exchange Agreement, the aggregate Face Value of the Rights shall be $44,412,500.

     The closing conditions to the Rights Exchange Agreement include, among other things: (i) the consummation of the Offer, (ii) that a director specified by the Purchaser be appointed to the board of directors of the Company, (iii) that the Company has not paid any of the Remaining Merger Consideration to any of the Holders, and (iv) certain other customary closing conditions.

     As soon as practicable (but not later than 30 days) after the consummation of the Offer, the Company has agreed to prepare and file with the Securities and Exchange Commission (the "Commission") a shelf registration statement (and thereafter shall use its reasonable best efforts to cause such shelf registration statement to be declared effective) for the Shares and the Common Stock issuable upon the complete exercise of the Warrants (the "Warrant Shares") as well as any resale thereof. An effective shelf registration statement would permit the Purchaser to sell or otherwise transfer the Shares or the Warrant Shares without violating the Securities Act or relying on a transfer that is exempt from the Securities Act.

     If (i) during the term of the Rights Exchange Agreement, the Company receives an unsolicited third-party offer where the third-party offers to merge with, acquire assets or stock of, or engage in a similar transaction with, the Company, and (ii) within six months of the termination of the Rights Exchange Agreement, the Company commits to accept such third-party offer, then the Company is obligated to pay the Purchaser $750,000 plus up to $150,000 in expenses as a break-up fee. The terms of the Rights Exchange Agreement provide that the Company cannot itself solicit third-party offers and can only accept such an offer if advised that such offer is more favorable than the Offer, and if advised by outside legal counsel that failure to accept the third-party offer would be reasonably likely to violate the fiduciary duties of its board of directors.

6. Certain Federal Income Tax Consequences. The following discussion summarizes the material federal income tax consequences of the Offer that are generally applicable to Holders of Rights. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Holders of Rights.

     Holders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Holders in light of their particular circumstances, such as Holders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, or who do not hold their Rights as capital assets. In addition, the following discussion does not address the tax consequences of the Offer under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Offer (whether or not any such transactions are undertaken in connection with the Offer).

     RIGHTS HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     Assignment of Rights
     --------------------

     Assignment of Rights pursuant to the Offer will be taxable transactions for federal income tax purposes. A Holder who assigns Rights in the Offer will recognize capital gain or loss (assuming the Rights are held as a capital asset) and imputed interest income. The amount of capital gain or loss will be determined by subtracting the adjusted basis of the Rights from the present value of the cash consideration received (using a discount rate equal to the appropriate applicable federal rate ("AFR") of interest) as discounted from the date of assignment to the Merger Date. The remainder of the cash consideration will be treated as interest for federal income tax purposes. To the extent that a Holder recognizes capital gain or loss, such capital gain or loss will be long-term if, as of the date of assignment, the holding period of the Rights is more than 18 months, mid-term if the holding period is more than one year but not more than 18 months, or short-term if, as of such date, the holding period is one year or less.

     Retention of Rights
     -------------------

     Holders of Rights who do not accept the Offer will continue to be entitled
                              ---
to payment of the Remaining Merger Consideration in accordance with the terms of the Merger Agreement. As a general matter, the federal income tax consequences of a Holder who does not accept the Offer should not be affected by the Offer or the acceptance of the Offer by other Holders.

     The Merger was intended to constitute a tax-free reorganization under
Section 368(a) of the Code (a "Reorganization"). However, the parties to the Merger did not request a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. Assuming the Merger qualified as a Reorganization, subject to the limitations and qualifications referred to herein, the receipt of the Remaining Merger Consideration pursuant to the Merger Agreement should result in the following federal income tax consequences:

     (a) No gain or loss will be recognized by holders of GenPharm Common Stock and GenPharm Preferred Stock solely upon their receipt of the Company's Common Stock in exchange for GenPharm Common Stock and GenPharm Preferred Stock in the Merger (except as described below with respect to a portion of the Additional Shares being characterized as interest under the Code and gain or loss being recognized on cash received in lieu of a fractional share of the Company's Common Stock).

     (b) The aggregate tax basis of the Company's Common Stock received by GenPharm shareholders in the Merger (other than Common Stock characterized as interest under the Code), as reduced by any tax basis attributable to fractional shares deemed to be disposed of, will be the same as the aggregate tax basis of the GenPharm Common Stock and GenPharm Preferred Stock surrendered in exchange therefor.

     (c) The holding period of the Company's Common Stock received by each GenPharm shareholder in the Merger, other than Common Stock characterized as interest under the Code, will include the period for which the GenPharm Common Stock and GenPharm Preferred Stock so surrendered is held as a capital asset at the time of the Merger.

     (d) Cash payments received by holders of GenPharm Common Stock and GenPharm Preferred Stock in lieu of a fractional share will be treated as if such fractional share of the Company's Common Stock had been issued in the Merger and then redeemed by the Company. A GenPharm shareholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

     Imputed Interest
     ----------------

     Notwithstanding the intended qualification of the Merger as a reorganization, a portion of any Additional Shares received by a holder more than six months after the Merger Date will be characterized as interest for federal income tax purposes under the imputed interest rules of the Code and in certain circumstances, the original issue discount rules of the Code. Generally, under these rules, a portion of the Additional Shares received more than six months after the Merger Date equal to the present value of the Additional Shares (using a discount rate equal to the appropriate AFR) as discounted from the date of payment of the Additional Shares to the Merger Date will be treated as merger consideration (and therefore subject to the rules discussed above). The remainder of each such payment of Additional Shares will be treated as interest for federal income tax purposes. The interest portion of the payment will be includable in the gross income of the holder in the year in which the amount of the payment is made. Also, in the event the right of payment of Additional Shares becomes fixed more than six months before the payment is due, the holder of the right to Additional Shares will recognize original issue discount.

     The federal income tax discussion set forth is included for general information only. For a more detailed description of the federal income tax consequences of the Merger please see the discussion relating thereto contained the Section entitled "THE MERGER-Certain Federal Income Tax Considerations" in the Prospectus/Consent Solicitation Statement dated September 25, 1997 delivered to the Holders in connection with the Merger. Each Holder is urged to consult his tax advisor with respect to the tax consequences to him of the Offer, including the effects of state, local and other tax consequences.

     A Holder who sells Rights in the Offer and who fails to complete and sign the Substitute Form W-9 that is included in the Offer (or, in the case of a Foreign Holder, a Form W-8) may be subject to a required United States backup withholding tax of 31% of the gross proceeds payable to such Holder. In addition, that portion of the purchase price paid to a Foreign Holder which is attributable to imputed interest will be subject to a withholding tax at a 30% rate or at such lesser rate as may be provided by treaty. To claim a lower treaty withholding tax rate, a Foreign Holder must submit a properly completed Form 1001 to the Purchaser.

7. Price Range of the Company's Common Stock, Dividends. The Rights are not transferable (other than pursuant to this Offer by virtue of the Company's waiver of the transfer restrictions under the Merger Agreement). Accordingly, there is no public or private market for the Rights. However, Holders not accepting the Offer are likely to be paid their share of the Remaining Merger Consideration in shares of Common Stock, since that is required by the Merger Agreement so long as the Fair Market Value (as defined in the Merger Agreement) of the Company's Common Stock is $5.00 or more. Further, the Purchaser will receive up to 6,579,629 Shares under the Rights

Exchange Agreement at a valuation equal to $6.75 per Share and Warrants to acquire up to 804,000 shares of Common Stock for $10.00 per share exercisable over a period of seven years.

     The Company's Common Stock is traded on The Nasdaq National Market under the symbol "MEDX." The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported by Nasdaq.

1995                                                       High       Low
----                                                      ------     -----
First Quarter...........................................  $ 4.13     $2.38
Second Quarter..........................................  $ 6.50     $2.75
Third Quarter...........................................  $ 7.63     $5.13
Fourth Quarter..........................................  $ 7.50     $5.38
1996
----
First Quarter...........................................  $ 8.00     $5.75
Second Quarter..........................................  $12.25     $6.25
Third Quarter...........................................  $ 9.00     $5.38
Fourth Quarter..........................................  $ 9.00     $6.25
1997
----
First Quarter...........................................  $10.00     $6.50
Second Quarter..........................................  $ 8.75     $5.88
Third Quarter...........................................  $ 6.75     $4.13
Fourth Quarter..........................................  $ 7.06     $4.75
1998
----
First Quarter...........................................  $ 6.25     $4.38
Second Quarter (through June 10)........................  $ 8.25     $4.75

     The Company has not paid any dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Company intends to retain any earnings to finance its growth.

     On May 5, 1997, the last trading day prior to the announcement by the Company and GenPharm that they had reached an agreement concerning the Merger, the closing sale price of the Company's Common Stock as reported on The Nasdaq National Market was $8.50 per share. On June 10, 1998, the last trading date prior to the commencement of the Offer, the closing sale price of a share of the Company's Common Stock as reported on The Nasdaq National Market was $6.31.

8. Certain Information Concerning the Company. The Company is incorporated under the laws of the State of New Jersey and its principal executive offices are located at 1545 Route 22 East, Annandale, New Jersey 08801 (telephone (908) 713-6001).

     The following description of the Company is derived from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and filed with the Commission on March 31, 1998 (the "1997 10-K").

     The Company is engaged in the discovery and development of novel therapeutics to treat cancer, autoimmune diseases and other life threatening diseases based on its expertise in monoclonal antibodies and immunology. Virtually all of the Company's products are designed either to enhance and direct a specific immune response or to block or diminish an undesired immunological activity. The Company's broad technology platform has led to five products in clinical trials and eight strategic alliances and includes: (i) bispecific antibodies that are designed to attach to both disease targets and immune system killer cells simultaneously;
(ii) with the acquisition of Houston Biotechnology, Incorporated, immunoconjugates, a monoclonal antibody linked to a toxin; (iii) monoclonal antibodies; and (iv) with the acquisition of GenPharm, the ability to create fully human monoclonal antibodies for itself and for potential partners.

     The Company files periodic reports, proxy statements and other information with the Commission under the Exchange Act, relating to its business, financial statements and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, Citicorp Center, Suite 1400, 500 West Madison, Chicago, Illinois 60661, and at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may also be obtained from the Commission's web page at: http:\\www.sec.gov.

     Set forth below is certain summary consolidated financial information with respect to the five years ended December 31, 1993, 1994, 1995, 1996 and 1997 of the Company and its consolidated subsidiaries, which is excerpted or derived from the 1997 10-K, and certain unaudited consolidated summary financial information with respect to the quarter ended March 31, 1998 which is excerpted or derived from the March 10-Q. More comprehensive financial and other information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein.

                                                                        Year Ended December 31,
                                                      ----------------------------------------------------
                                                        1993       1994       1995       1996       1997
                                                      --------   --------   --------   --------   --------
                                                               (in thousands, except per share data)
Statement of Operations Data:
Revenues:
    Sales                                             $    406   $    378   $    312   $    255   $    221
    Grants, contract and license revenues                   --        200      1,467      1,626      3,011
                                                      --------   --------   --------   --------   --------
Total revenues                                             406        578      1,778      1,881      3,232
Costs and expenses:
    Cost of sales                                           82         91        123        132        150
    Research and development                             3,797      5,905      6,442      7,596     14,100
    General and administrative                           2,361      2,154      2,275      2,558      3,644
    Stock bonus to GenPharm  International,
     Inc. Employees                                         --         --         --         --      2,275
    Acquisition of in-process technology                    --         --         --         --     40,316
                                                      --------   --------   --------   --------   --------
Total costs and expenses                                 6,240      8,150      8,840     10,286     60,486
Operating loss                                          (5,834)    (7,573)    (7,062)    (8,405)   (57,254)
Interest and dividend income                               419        337        553      1,537      1,876
                                                      --------   --------   --------   --------   --------
Net loss                                              $ (5,415)  $ (7,236)  $ (6,509)  $ (6,868)  $(55,377)
                                                      ========   ========   ========   ========   ========
Basic and diluted net loss per share/(1)/             $  (0.86)  $  (1.00)  $  (0.69)  $  (0.45)  $  (2.93)
Weighted average common shares
    outstanding/(1)/                                     6,304      7,269      9,457     15,289     18,871


                                                                         December 31,
                                                      ----------------------------------------------------
                                                        1993       1995       1995       1996       1997
                                                      --------   --------   --------   --------   --------
                                                                         (in thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable
 securities                                           $  9,687   $  9,434   $ 15,729   $ 31,463   $ 28,444

Working capital                                          8,330      8,017     14,549     31,259      1,647
Total assets                                            12,640     13,017     19,240     36,044     48,695
Long-term obligations                                       78         60         40        110        107
Cash dividends declared per common share                    --         --         --         --         --
Accumulated deficit                                    (10,877)   (18,113)   (24,623)   (31,491)   (86,869)
Total stockholders' equity                              10,943     11,097     17,375     34,648      5,681

__________
(1) Computed on the basis described for net loss per share in Note 2 to the Consolidated Financial Statements.

                                                                      Three Months Ended
                                                                          March 31,
                                                       ------------------------------------------------
                                                                         (Unaudited)
                                                            1998                             1997
                                                       --------------                    -------------
Statement of Operations Data:
Revenues:                                                      59,213                           50,163
  Sales
  Grants, contract and license revenues                     1,254,345                          400,177
                                                          -----------                     ------------
Total revenues                                              1,313,558                          450,340
Costs and expenses:
  Cost of sales                                               131,351                           38,485
  Research and development                                  5,287,577                        2,530,380
  General and administrative                                1,059,254                          810,323
  Acquisition of in-process technology                             --                       10,662,952
                                                          -----------                     ------------
Operating loss                                             (5,164,624)                     (13,591,800)
Interest and dividend income                                  695,071                          390,817
Interest expense                                              600,218                            5,651
                                                          -----------
Net loss                                                   (5,069,771)                     (13,206,634)
                                                          ===========                     ============
Basic and diluted net loss per share/(1)/                      $(0.23)                          $(0.74)
Weighted average shares outstanding                        22,163,875                       17,963,137


                                                                       March 31, 1998
                                                       -----------------------------------------------
                                                           Actual                     As Adjusted/(2)/
                                                       --------------                 ----------------
                                                                       (Unaudited)
Balance Sheet Data:
Current assets, principally cash, cash
 equivalents, notes receivable and marketable
 securities                                               $36,911,455                     $ 44,411,455
Property, plant and equipment, net                          3,118,373                        3,118,373
Investments in, and advances to affiliate                     414,777                          414,777
Other assets                                                1,217,245                        1,217,245
                                                          -----------                     ------------
                                                          $41,661,850                     $ 49,161,850
                                                          ===========                     ============

Current liabilities                                       $39,852,244                     $  5,487,051
Other liabilities                                              87,018                           87,018
Stockholders' equity                                        1,722,588                       43,587,781
                                                          -----------                     ------------
                                                          $41,661,850                     $ 49,161,850
                                                          ===========                     ============

___________________
(1) Compiled on the basis described for net loss per share in Note 2 to the Consolidated Financial Statements.
(2) As adjusted to give effect to the issuance of the Shares in exchange for the Rights pursuant to the Rights Exchange Agreement and the receipt of the remaining Third Party Payments.

     The information concerning the Company contained herein has been taken from or is based upon documents and records on file with the Commission or otherwise publicly available. Although the Purchaser has no knowledge that would indicate that any statements contained herein are untrue, the Purchaser cannot take responsibility for the accuracy of the information or for any failure by the Company to disclose events unknown to the Purchaser that may have occurred and may affect the significance or accuracy of any such information.

9.   Certain Information Concerning the Purchaser.

     The Purchaser, BCC Acquisition I LLC, is a manager-managed Delaware limited liability company which has two members. One member, The Bay City Capital Fund I, L.P. ("BCC"), is a Delaware limited partnership. BCC has committed to provide $15,000,000 to the Purchaser. BCC is the manager of the Purchaser and is an investment fund that solely invests in companies in the life sciences industry. BCC has made $24,310,054 in investments within the past twelve months and has undrawn committed funds of $75,689,946. The second member of the Purchaser is Bay Investment Group, L.L.C., a Delaware limited liability company ("BIG"). BIG has committed to contribute all funds in excess of $15,000,000 needed to consummate the Offer. BIG has assets in excess of $23 million and has undrawn committed funds of $63.9 million. BIG is ultimately owned by trusts for the benefit of various members of the Pritzker family.

     Other than the Rights Exchange Agreement or as elsewhere disclosed herein, neither the Purchaser nor, to the best knowledge of the Purchaser, any of its officers, directors or affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

10. Source and Amount of Funds. The total amount of funds required by the Purchaser to purchase the Rights pursuant to the Offer (not including related fees and expenses) is estimated to be approximately $35,530,000 (the "Funds"), assuming all $44,412,500 in aggregate Face Value of the Rights are assigned and accepted for payment pursuant to the Offer.

     The Purchaser has received a binding commitment to contribute $15,000,000 from BCC. BIG has made a binding commitment to contribute the balance of the funds needed to consummate the Offer. The commitments are unconditional. The Offer is not conditioned on financing.

11. Purpose of the Offer. The primary purpose of the Offer is to acquire for cash all of the Rights so that, upon exchange of the Rights for shares of Company Common Stock under the Rights Exchange Agreement, the Purchaser will have a significant equity interest in the Company. Immediately upon the consummation of the Offer, the Purchaser will exchange each $6.75 in Face Value of the Rights it acquires in the Offer for (i) one Share of the Company's Common Stock (up to a maximum of 6,579,629 shares) plus a Warrant or Warrants to purchase .1222 shares of Common Stock of the Company (up to a maximum of 804,000 shares) at an exercise price of $10.00 per share exercisable over a period of seven years. In the event the minimum amount of Rights are accepted for purchase by the Purchaser and assigned to the Purchaser, the number of shares of Common Stock to be issued by the Company to the Purchaser in exchange for the Rights will constitue approximately 14% (or approximately 25% if all the Rights are assigned and accepted for payment) of the number of shares of the Company's Common Stock that will be outstanding following the completion of the Offer, in each case including the shares that the Purchaser would hold upon exercise of the Warrants.

     Upon consummation of the Offer, Purchaser shall obtain representation on the board of directors of the Company. Under the terms of the Rights Exchange Agreement, the Company and the Purchaser have agreed that the Company will add to its board of directors, on or before the Closing of the transactions contemplated by the Rights Exchange Agreement, a person with substantial experience and reputation in the biotechnology or pharmaceutical industries who is nominated by the Purchaser and acceptable to the board of directors of the Company. In addition, so long as the Purchaser owns at least 5% of the Company's outstanding Common Stock or at least 75% of the number of shares of Common Stock it received from the Company pursuant to the Rights Exchange Agreement, the Company will use its reasonable best efforts to ensure that the Purchaser's representative is included in the Company's proxy materials as a nominee of the board of directors for election to the board and is elected to serve on the Company's board of directors.

     In addition, while no formal agreement currently exists as to any future changes in the board of directors of the Company, discussions have taken place between the Company and the Purchaser to the effect that it may be appropriate for the addition of another new director who has substantial experience and reputation in the biotechnology or pharmaceutical industry and who is deemed mutually acceptable by the board of directors of the Company and the Purchaser.

     The Purchaser does not presently have any plans to acquire control of the Company, nor does it have any current plans relating to or which would result in
(i) an extraordinary corporate transaction relating to Company, (ii) the sale or transfer of a material amount of the Company's assets, (iii) a change (beyond that described above) in the Company's board of directors or management, (iv) beyond that contemplated by the Offer and the Rights Exchange Agreement, any material change in the Company's capitalization or dividend policy, (v) any other material change to the Company's corporate structure and business, or (vi) any distribution of the Company Common Stock or termination of the registration of the Company's Common Stock under Section 12 of the Exchange Act.

     While the Purchaser presently intends to hold the shares of Common Stock it acquires under the Rights Exchange Agreement, it reserves the right to either acquire more such shares or sell, in any lawful manner, any or all of such shares at any time. In this regard, the Purchaser notes that, pursuant to the Rights Exchange Agreement, the Company has agreed within 30 days of the closing of the Offer, to file a shelf registration statement covering the Shares of Common Stock and the shares of Common Stock resulting from the complete exercise of the Warrants to be acquired by the Purchaser as well as any resales thereof.

     Upon consummation of the transactions contemplated by this Offer and by the Rights Exchange Agreement, the Purchaser will be the beneficial owner of more than 10% of the Company's Common Stock and as such will be an "interested stockholder" as defined in the New Jersey Shareholders Protection Act ("NJSPA"). The NJSPA may prohibit certain future business combinations between the Purchaser and the Company including a merger or consolidation, a sale, lease, exchange, transfer or other disposition of 10% or more of the assets of the Company.

12. Certain Conditions of the Offer. Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or pay for any Rights assigned, or may terminate or amend the Offer, or may postpone the acceptance for payment or payment for any Rights assigned, if fewer than $22,206,250 (50%) in aggregate Face Value of the Rights are properly assigned and the assignments are not revoked prior to the Expiration Date, or if at any time before payment for any Rights assigned (whether or not any other Rights have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall occur:

     (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened or shall have become known to the Purchaser in the business, properties, assets, liabilities, financial condition, operations, prospects or results of operations of the Company or any of its subsidiaries or affiliates which has or may have material adverse significance with respect to the Company and its subsidiaries and affiliates, taken as a whole, or the value of the Company's Common Stock.

     (b) any (i) general suspension of, or limitation on prices for, trading in securities on The Nasdaq National Market, (ii) declaration of a banking moratorium or any suspension of payments in respect of federal or state banks in the United States of any limitation on, or any other condition, event or development which may affect, the extension of credit by lending institutions in the United States, or in any other country, (iii) commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) material change in United States or any other currency exchange rates or a suspension of, or limitation on the market therefor or (v) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

     (c) the Company or any subsidiary or affiliate of the Company shall, on or after June 10, 1998, have (i) issued or sold, or authorized or proposed the issuance or sale of, any shares of capital stock of any class, or any securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or convertible securities, except (a) the issuance of shares upon the exercise, in accordance with the terms thereof in effect on June 10, 1998, of employee stock options outstanding on June 10, 1998, and (b) pursuant to the terms of any agreement with the Company's strategic corporate partners as disclosed in the 1997 10-K and the March 10-Q, (ii) issued, sold, authorized or proposed the issuance or sale of any other securities in respect of, in lieu or in substitution for shares of its Common Stock outstanding on June 10, 1998, (iii) declared or paid any dividend or distribution on any shares of its capital stock, or
     (iv) authorized, proposed, recommended or entered into or granted any option or other right with respect to, or announced any intention to authorize, propose, recommend or enter into or grant any option or right with respect to any merger, consolidation, business combination, acquisition of assets or securities, disposition of assets, disposition of shares of a subsidiary or affiliate, or any material change in its capitalization, any relinquishment of any material contractual rights, or any comparable event not in the ordinary course of business or taken any action to implement any such transaction previously authorized, recommended or proposed, other than recommendations concerning the Offer;

     (d) any action or proceeding shall be taken, instituted, proposed or threatened, or any statute, rule, regulation or order shall be proposed, introduced, enacted, promulgated, entered, enforced or deemed applicable to the Offer by or before any domestic or foreign government, court, agency, authority or instrumentality or any official or representative of any of the foregoing (each being referred to herein as a "Governmental Agency") or by any other person, domestic or foreign, which may (i) challenge the making or completion of the Offer or closing of the transactions contemplated by the Rights Exchange Agreement or otherwise directly or indirectly relate to the making or completion of the Offer, or the execution, delivery or performance by any party of the Rights Exchange Agreement (ii) result in a delay in or restrict the ability of the Purchaser to accept for payment or to pay for some or all of the Rights pursuant to the Offer, or make the consummation of the Offer unduly burdensome to the Purchaser, (iii) render the Purchaser unable to accept for payment or to pay for some or all of the Rights pursuant to the Offer,
     (iv) make the acceptance for payment or payment for some or all of the Rights illegal or otherwise restrict or prohibit consummation of the Offer (whether under any federal or state law or otherwise), (v) seek to prohibit ownership or require the divestiture by the Purchaser or any of the Purchaser's subsidiaries or affiliates of any Rights or impose any limitation on the ability of any of them to acquire or own Rights, (vi) impose any limitation on the ability of the Purchaser or any of the Purchaser's subsidiaries or affiliates to exercise effectively all rights of ownership with respect to the Rights or the Shares, (vii) impose any limitation upon the ability of the Purchaser or any of the Purchaser's subsidiaries or affiliates effectively to enforce or enjoy the benefit of Purchaser's rights under the Rights Exchange Agreement, (viii) prohibit or impose any limitation upon Purchaser's ownership of the Rights, the Shares, or the Warrants or compel the Purchaser or the Company to divest or hold separate all or any portion of the business or assets of the Purchaser or the Company (including the businesses or assets of any of their respective subsidiaries and affiliates) or impose any limitation on any of them in the conduct of their businesses, or (ix) otherwise adversely affect the Purchaser or the Company or any of their respective subsidiaries or affiliates;

     (e) the Company or any of its subsidiaries or affiliates shall have proposed or adopted any amendment to any of their articles of incorporation or bylaws or similar organizational documents, or the Purchaser shall have learned that the Company or any of its subsidiaries or affiliates shall have adopted any such amendment which shall not have been publicly disclosed prior to June 10, 1998;

     (f) any condition set forth in the Rights Exchange Agreement has not been satisfied immediately prior to the Expiration Date or any impediment to closing the transactions contemplated by the Rights Exchange Agreement exists; or

     (g) the failure of the Company to inform the Purchaser in writing immediately prior to the Expiration Date that all conditions to Company's obligations under the Rights Exchange Agreement have been satisfied or waived and that Company will exchange all Rights purchased by Purchaser for Shares and Warrants under the Rights Exchange Agreement;

which, in the sole judgment of the Purchaser with respect to each and every matter referred to above and regardless of the circumstances, including any action or omission by the Purchaser giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for the Rights. Any determination by the Purchaser concerning the events described in this Section 12 shall be final and binding upon all parties. The foregoing conditions are for the sole benefit of the Purchaser and may be waived by the Purchaser in whole or in part at any time and from time to time.

13. Certain Legal Matters. General. Except as otherwise disclosed below, neither the Company nor the Purchaser is aware of any license or regulatory permit which appears to be material to the business of the Company and likely to be adversely affected by the consummation of the transactions contemplated by the Rights Exchange Agreement. Except as disclosed below, neither the Company nor the Purchaser is aware of any approval or other action by any state, federal or foreign governmental or administrative agency that would be required for the acquisition of Rights by the Purchaser as contemplated herein. Should any such license, permit, approval or other action be required, it is presently contemplated that the same would be sought. There can be no assurance that any license, permit, approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not have to be disposed of in the event that such license, permit, or approval was not obtained or any such other action was not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Rights is subject to certain conditions, including conditions relating to the legal matters discussed in this Section.

     Antitrust. The issuance of the Shares by the Company in exchange for the Rights acquired by the Purchaser pursuant to the Offer (the "Rights Exchange") is subject to the provisions of the H-S-R Act, which provides that certain acquisition transactions may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Pursuant to the H-S-R Act, the Purchaser and the Company intend to file a Notification and Report Form and certain supplemental material with respect to the Rights Exchange with the Antitrust Division and the FTC on or before June 17, 1998. Under the provisions of the H-S-R Act applicable to the Rights Exchange, the issuance of the Shares by the Company in exchange for the Rights acquired by the Purchaser pursuant to the Offer may not be consummated until the expiration of a 30-calendar day waiting period following the Purchaser's filing. Accordingly, the waiting period under the H-S-R Act will expire at 11:59 p.m., New York City time, on the date which is 30 days from the date of such filing, unless the Purchaser or the Company receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material form the Purchaser or the Company, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Purchaser or the Company with such request. Thereafter, the waiting period could be extended only by court order. If the Rights Exchange, and therefore, the acquisition of the Rights pursuant to the Offer, is delayed by a request from the FTC or the Antitrust Division for additional information or documentary material pursuant to the H-S-R Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Rights pursuant to the Offer will be deferred until 10 days after the request is substantially complied with, unless the 10-day extended period expires on or before the date when the initial 30-day period would otherwise have expired or unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law (see Section 4). Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Rights Exchange, neither the Company's failure to make such filings nor a request form the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

     At any time before or after the Rights Exchange and the Purchaser's acquisition of the Rights pursuant to the Offer, either the Antitrust Division or the FTC, or both, could take such action under the antitrust laws as either deems necessary or desirable in the public interest, or any other person could take action under the antitrust laws, including seeking to enjoin the Rights Exchange or seeking divestiture of the Shares acquired thereunder or the divestiture of substantial assets of the Company or the Purchaser. Neither the Purchaser nor the Company believe that the Purchaser's acquisition of the Offer would violate the antitrust laws. However, there can be no assurance that a challenge to the Rights Exchange on antitrust grounds will not be made or that, if such a challenge is made, the Purchaser will prevail.

14. Fees and Expenses. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting assignments of Rights pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     The Company has retained Continental Stock Transfer & Trust Company as Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services. The Company will also reimburse the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Depositary against certain liabilities in connection with the Offer, including certain liabilities in connection with the Offer.

     The Purchaser has retained Shareholder Communications Corporation as Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services. The Purchaser will also reimburse the Information Agent for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information

Agent against certain liabilities in connection with the Offer, including certain liabilities in connection with the Offer.

     Neither the Depositary nor the Information Agent has been retained to make solicitations or recommendations with respect to the Offer.

15. Miscellaneous. The Offer is not being made to, nor will assignments be accepted front or on behalf of, Holders of Rights in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Purchaser other than as contained in this Offer to Purchase or in the related Letter of Assignment and, if given or made, such information or representation must not be relied upon as having been authorized.

                              BCC ACQUISITION I LLC


June 11, 1998

     Facsimile copies of the Letter of Assignment will be accepted. The Letter of Assignment and any other required documents should be sent or delivered to the Depositary at one of its addresses set forth below:

                                The Depositary:
                  CONTINENTAL STOCK TRANSFER & TRUST COMPANY

            BY MAIL:               BY FACSIMILE:          BY HAND:

Continental Stock Transfer & (212) 509-5250         Continental Stock Transfer &
Trust Company                                              Trust Company
2 Broadway                      Confirm by Telephone       2 Broadway
New York, New York 10004        (212) 509-4000, Ext. 535   New York, New York

    Any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Assignment may be directed to the Information Agent at the telephone numbers and addresses below. To confirm delivery for your Letter of Assignment you are directed to contact the Depositary.

                            The Information Agent:
                    SHAREHOLDER COMMUNICATIONS CORPORATION

                                 BY TELEPHONE:

                            (800) 733-8481, Ext. 493
                              (or call direct at)
                                 (212) 805-7000

                                   EXHIBIT B

                               LETTER TO HOLDERS

          IMPORTANT: ENCLOSED HEREWITH IS AN OFFER TO PURCHASE FOR IMMEDIATE CASH THE PAYMENT RIGHTS YOU HOLD AS A RESULT OF THE GENPHARM - MEDAREX MERGER. PLEASE READ THE ENCLOSED MATERIAL CAREFULLY BEFORE MAKING A DECISION ON WHETHER TO TRANSFER YOUR RIGHTS.


TO THE FORMER GENPHARM INTERNATIONAL, INC. SHAREHOLDERS:


     Enclosed is an offer to purchase for cash (the "Offer") any or all of the $44,412,500 (subject to a $22,206,250 minimum) in aggregate face value (the "Face Value") of the contingent payment rights (the "Rights") held by you in connection with the acquisition of GenPharm International, Inc. ("GenPharm") by Medarex, Inc. (the "Company"), on October 21, 1997 (the "Merger"). The Rights represent the right to receive the remaining merger consideration payable by the Company in connection with the Merger. The Offer is being made by BCC Acquisition I LLC (the "Purchaser"). The Purchaser seeks to acquire any or all of your Rights, subject to the conditions set forth in the Offer, at a purchase price equal to a 20% discount from the Face Value thereof. The Face Value of the Rights held by you and the amount of the cash payment you will receive pursuant to the Offer in exchange for your Rights is set forth in the enclosed Offer to Purchase and Letter of Assignment. The Offer is conditioned upon, among other things, at least 50% of all outstanding Rights being assigned and not revoked prior to the expiration date of the Offer. Unless it is extended, the Offer and any revocation rights will expire at 12:00 Midnight on July 17, 1998.

     The Purchaser is making the Offer pursuant to a Rights Exchange Agreement between the Purchaser and Company. That agreement provides, among other things, that immediately upon consummation of the Offer the Company will issue to the Purchaser, for each $6.75 undiscounted Face Value of Rights delivered by the Purchaser to the Company, one share of the Company's Common Stock (the "Shares") and a warrant (the "Warrant") to acquire 0.1222 shares of Common Stock. The Warrant will have an exercise price of $10 per share and will be exercisable for a period of seven years.


     If all of the Rights are assigned to the Purchaser and exchanged for Shares of the Company's Common Stock, the Purchaser will beneficially own, assuming complete exercise of the Warrant, approximately 25% of the Company's outstanding Common Stock.


     As a result of certain payments and adjustments described in the enclosed Offer to Purchase and related Letter of Assignment, the remaining merger consideration represented by the aggregate Face Value of the Rights which remains outstanding at this time is $44,412,500. Please note that if you continue to hold the Rights, the value of the Rights may be further reduced on a dollar-for-dollar basis to the extent that GenPharm fails to receive certain payments from unrelated third parties of approximately $23 million. Although the Company believes that these payments will be made, there is always a risk that some or possibly all of the payments may not be received, which would cause a significant reduction in the value of your Rights.


     If you accept the Offer and assign your Rights to the Purchaser, you will eliminate any risk that the Face Value of your Rights will be further reduced. In addition, the Company is not required to make any payment in satisfaction of the Rights until December 31, 1998 (and possibly, to some extent, until December 31, 1999). Thus, if you accept the Offer, you will receive a cash payment for your Rights earlier than you would receive any shares of common stock or other payment from the Company. Also, if you accept the Offer you will eliminate any market risks associated with a large number of shares of the Company's common stock becoming available for public sale. It is likely that the payment you would receive from the Company for the Rights will be in the form of the Company's common stock. If you do not accept the Offer you may not be able to sell any shares of the Company's common stock you receive in satisfaction of your Rights at one time or over a relatively short time frame without adversely affecting the market price of the common stock.


     Neither the Company nor its Board of Directors makes any recommendation to any Rights holder as to whether to assign or refrain from assigning the Rights. The Company and the Board of Directors, however, do recommend that you consider
-------------------------------------------------------------------------------
the enclosed materials relating to the Offer carefully since the Offer
----------------------------------------------------------------------
represents an opportunity for you to receive a fixed amount of cash now for your
--------------------------------------------------------------------------------
Rights.  In order to facilitate the Offer, the Company has agreed to grant its
-------
consent to the transfer of the Rights to the Purchaser. You will not be able to sell or otherwise transfer your rights except pursuant to this Offer.


     The Offer is explained in detail in the enclosed Offer to Purchase and Letter of Assignment. If you wish to assign your Rights, the instructions on how to do so are also explained in the enclosed materials. Again, please read these materials carefully before making any decision with respect to the Offer.


                                   Very truly yours,



                                   Donald L. Drakeman

                                   President and Chief Executive Officer

                                   EXHIBIT C

                           FORM OF WARRANT AGREEMENT

THIS WARRANT AND ANY SHARES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

                                                                  July ___, 1998

                                    WARRANT

          To Subscribe for and Purchase Common Stock of Medarex, Inc.

    VOID AFTER 5:00 P.M., NEW YORK CITY TIME, ON July ___, 2005, OR IF NOT A BUSINESS DAY, AS DEFINED HEREIN, AT 5:00 P.M, NEW YORK CITY TIME, ON THE
                       IMMEDIATELY PRECEDING BUSINESS DAY

NO. [W-1]

     THIS CERTIFIES that for valuable consideration, receipt and sufficiency of which are hereby acknowledged, BCC Acquisition I LLC, a Delaware limited liability company ("BCC"), or registered assigns, is entitled to subscribe for and purchase from Medarex, Inc., a New Jersey corporation (hereinafter called the "Company"), at the price of $10.00 per share (such price, as from time to time to be adjusted as hereinafter provided), being hereinafter called the "Warrant Price", at any time and from time to time after the issuance hereof but not later than the Expiration Date (as defined below), up to [ _________ ] fully paid, nonassessable shares of Common Stock (as defined below), par value $.01 per share, of the Company, subject, however, to the provisions and upon the terms and conditions hereinafter set forth, including without limitation the provisions of Section 2 hereof (the "Warrant"). "Expiration Date" shall mean 5:00 P.M., New York City time, on July ___, 2005, which is seven years from the date hereof, or if not a Business Day, as defined herein, at 5:00 P.M., New York City time, on the next Business Day. "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks in the State of California or New York are authorized by law to remain closed.

SECTION 1.       EXERCISE OF WARRANT

     (A)   CASH EXERCISE

     This Warrant may be exercised, at any time and from time to time after the issuance hereof but not later than the Expiration Date, by the holder hereof or its permitted assigns (hereinafter referred to as the "Warrantholder"), in whole or in part (but not as to a fractional share of Common Stock and in no event for less than 100 shares, unless less than an aggregate of 100 shares are then purchasable under all outstanding Warrants held by a Warrantholder), by the completion of the subscription form attached hereto as Exhibit A, and by the surrender of this Warrant (properly endorsed) at the Company's offices at 1545 Route 22 East, Annandale, New Jersey, 08801 (or at such other location in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and by payment to the Company of the Warrant Price, in cash or by certified or official bank check, for each share being purchased.

     (B)   NET EXERCISE

     Notwithstanding anything to the contrary contained in Subsection 1(a), the Warrantholder may elect to exercise this Warrant and receive shares on a net exercise basis in an amount equal to the value of this Warrant by delivery of the subscription form attached hereto as Exhibit A, and surrender of this Warrant at the address set forth in Section 1(a), above, in which event the Company shall issue to Holder a number of shares computed using the following formula:

                                X = (P)(Y)(A-B)
                                    -----------

                                       A


Where:    X  = the number of shares of Common Stock to be issued to Holder.

               P = a fraction, the numerator of which is the number of shares of Common Stock with respect to which this Warrant is being exercised and the denominator of which is Y, expressed as a percentage.

                     Y  = the number of shares of Common Stock issuable upon
               exercise of this Warrant.

               A = the current Market Price, as defined and determined pursuant to Subsection 1(d), of one share of Common Stock.

               B  =  Warrant Price.

           PROCEDURE FOR EXERCISE

     In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the total number of whole shares of Common Stock so purchased, registered in the name of the Warrantholder, shall be delivered to the Warrantholder within a reasonable time, not exceeding five Business Days, after the rights represented by this Warrant shall have been so exercised; and, unless this Warrant has expired, a new Warrant representing the remaining number of shares (except a remaining fractional share), if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Warrantholder within such time. With respect to any such exercise, the Warrantholder shall for all purposes be deemed to have become the holder of record of the number of shares of Common Stock evidenced by such certificate or certificates from the date on which this Warrant was surrendered and if exercise is pursuant to Section 1(a), payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date on which the stock transfer books of the Company are closed, such person shall be deemed to have been the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open. No fractional shares shall be issued upon exercise of this Warrant and no payment or adjustment shall be made upon any exercise on account of any cash dividends on the Common Stock issued upon such exercise. If any fractional interest in a share of Common Stock would, except for the provisions of this Section 1, be delivered upon any such exercise, the Company, in lieu of delivering the fractional share thereof, shall pay to the Warrantholder an amount in cash equal to the current Market Price, of such fractional interest, as determined below.

           CURRENT MARKET PRICE

     For any computation hereunder, the current Market Price per share of Common Stock on any date shall be deemed to be the average of the daily market price per share for the 30 consecutive Trading Days (as defined below) commencing 45 Trading Days before the date in question. The daily market price per share shall be the closing sale price (or, if no closing sale price is reported, the closing bid price) of the Common Stock on the primary national securities market or exchange on which the Company's Common Stock trades (currently the National Association of Securities Dealers Automated Quotation System ("Nasdaq")). If Market Price cannot be established as described above, Market Price shall be the fair market value of the Common Stock as determined in good faith by the Board of Directors. "Trading Day" is defined as a day on which Nasdaq or the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business.

           ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES

     The Warrant Price and the number and kind of shares issuable hereunder shall be subject to adjustment from time to time upon the happening of certain events as provided in this Section 2.

           ADJUSTMENTS

     If at any time prior to the exercise of this Warrant in full, the Company shall (A) declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class); (B) subdivide, reclassify or recapitalize its outstanding Common Stock into a greater number of shares; (C) combine, reclassify or recapitalize its outstanding Common Stock into a smaller number of shares, or (D) issue any shares of its capital stock by reclassification of its Common Stock (excluding any such reclassification in connection with a consolidation or a merger), the Warrant Price in effect at the time of the record date of such dividend, distribution, subdivision, combination, reclassification or recapitalization shall be adjusted as appropriate in proportion to such increase or decrease in outstanding shares. Upon each such adjustment of the Warrant Price, as provided in this Section 2, the Warrantholder shall thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, the number of shares (calculated to the nearest tenth of a share) obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Price resulting from such adjustment. Any adjustment required by this Section 2(a) shall be made successively immediately after the record date, in the case of a dividend or distribution, or the effective date, in the case of a subdivision, combination, reclassification or recapitalization, to allow the purchase of such aggregate number and kind of shares.

     If at any time prior to the exercise of this Warrant in full, the Company shall make a distribution to all holders of the Common Stock of stock of a subsidiary or securities convertible into or exercisable for such stock, then in lieu of an adjustment in the Warrant Price or the number of shares of Common

Stock purchasable upon the exercise of this Warrant, each Warrantholder, upon the exercise hereof at any time after such distribution, shall be entitled to receive from the Company, such subsidiary or both, as the Company shall determine, the stock or other securities to which such Warrantholder would have been entitled if such Warrantholder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Section 2, and the Company shall reserve, for the life of the Warrant, such securities of such subsidiary or other corporation (together with any dividends or interest paid thereon); provided, however, that no further adjustment in respect of dividends or interest on such stock or other securities shall be made during the term of this Warrant or upon its exercise.

     If at any time prior to the exercise of this Warrant in full, the Company shall issue rights or warrants to all holders of Common Stock as such entitling them (for a period expiring within ninety days after the record date of the determination of stockholders entitled to receive the same), to subscribe for or purchase Common Stock at a price per share less than the current Market Price per share (as defined below) on such record date, then, in each such case the number of shares subject to this Warrant thereafter purchasable upon the exercise of this Warrant shall be determined by multiplying the number of shares of Common Stock theretofore purchasable upon exercise of this Warrant by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, plus the number of shares that the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such current Market Price. In the event of such adjustment, the Warrant Price shall be proportionately reduced. For purposes of this Section 2(a)(3), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into Common Stock.

     If at any time prior to the exercise of this Warrant in full, the Company shall distribute to all holders of its Common Stock evidence of indebtedness of the Company or assets of the Company (excluding cash dividends or distributions out of earned surplus) or rights or warrants to subscribe for securities of the Company (excluding those referred to in Sections 2(a)(2) or (3) above), then in each case the Warrant Price shall be adjusted to a price determined by multiplying the Warrant Price in effect immediately prior to such distribution by a fraction, the numerator of which shall be the difference of (i) the then current Market Price per share of Common Stock (as defined below) on the record date for determination of stockholders entitled to receive such distribution, less (ii) the then fair value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the portion of the assets or evidence of indebtedness so distributed or of such subscription rights or warrants which are applicable to one share of Common stock, and the denominator of which shall be the Market Price per share of Common Stock, provided, however, that if the then current Market Price per share of Common Stock on the record date for determination of stockholders entitled to receive such distribution is less than the then fair value of the portion of the assets or evidence of indebtedness so distributed or of such subscription rights or warrants which are applicable to one share of Common Stock, the foregoing adjustment of the Warrant Price shall not be made and in lieu thereof each Warrantholder, upon the exercise of this Warrant at any time after such distribution, shall be entitled to receive from the Company the kind and number of assets, evidence of indebtedness, subscription rights and warrants (or, in the event of the redemption of such evidence of indebtedness, subscription rights or warrants, any cash paid in respect of such redemption) that such Warrantholder would have owned or have been entitled to receive after the happening in such distribution had such Warrant been exercised immediately prior to the record date of such distribution.

     For purposes of any computation under this Section 2(a), the current Market Price per share of Common Stock on any date shall be deemed calculated as provided in Section 1(d).

     No adjustment in the Warrant Price shall be required unless such adjustment would require an increase or decrease of at least five cents ($.05) in such price; provided, however, that any adjustments which by reason of this Section 2(a)(6) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 2(a) shall be made to the nearest cent or to the nearest one hundredth of a share, as the ease may be. Notwithstanding anything in this Section 2(a) to the contrary,
(i) except for adjustments pursuant to Section 2(a)(1), the Warrant Price shall not be increased, and (ii) the Warrant Price shall not be reduced to less than the then existing par value of the Common Stock as a result of any adjustment made hereunder.

     In the event that at any time, as the result of any adjustment made pursuant to this Section 2(a), the Warrantholder thereafter shall become entitled to receive any securities other than Common Stock, thereafter the number of such other securities so receivable, upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 2(a).

           NO ADJUSTMENT FOR DIVIDENDS

     Except as provided in Section 2(a) of this Warrant, no adjustment in respect of any cash dividends shall be made during the term of this Warrant or upon the exercise of this Warrant.

           CORPORATE REORGANIZATION, CONSOLIDATION OR MERGER

     Subject to the conditions of Section 2(d), the Company shall not reorganize, or consolidate with, or merge into a partnership, corporation, or other entity (other than a reorganization, consolidation, or merger, in which the Company is the surviving entity) or transfer all or substantially all of its assets to another entity (any one of which shall constitute a "Reorganization"), unless the Warrantholder, upon the exercise of the Warrant at any time after the consummation of such Reorganization, shall be entitled to receive, in the same manner as specified in this Warrant, the stock or other securities or property to which the Warrantholder would have been entitled upon such consummation if the Warrantholder had exercised the Warrant on or before the record date for such Reorganization. Any new entity formed upon or existing as a surviving entity after any such Reorganization shall be deemed the "Company" for purposes of this Warrant. The terms of this Warrant shall survive the consummation of any such Reorganization, and the Warrant shall thereafter be applicable to the shares of stock or other securities or property to which the Warrantholder would have been entitled upon such consummation if the Warrantholder had exercised the Warrant on or before the record date for such Reorganization. The Company shall not effect any Reorganization, unless prior to or simultaneously with the consummation thereof, the successor or surviving entity after such Reorganization shall assume, by written instrument, (i) the obligation to deliver to the Warrantholder such shares of stock, or other securities or property as, in accordance with the foregoing provisions, the Warrantholder may be entitled to purchase and (ii) the other obligations of the Company under this Warrant.

           NOTICE OF REORGANIZATION

     Notice of any contemplated Reorganization, and the proposed terms thereof, including specifically the manner in which the requirements of Section 3(c) will be met, shall be given to the Warrantholder at least twenty (20) days before the proposed consummation of such Reorganization.

           TREATMENT OF WARRANTHOLDER

     Prior to due presentment for registration of transfer of this Warrant, the Company may deem and treat the Warrantholder as the absolute owner of this Warrant (notwithstanding any notation of ownership or other writing hereon) for all purposes and shall not be affected by any notice to the contrary.

           NOTICE OF ADJUSTMENT

     Upon any Adjustment of the Warrant Price, then and in each such case the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to each Warrantholder at the address of such Holder as shown on the books of the Company, which notice shall state the Warrant Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

           STOCK TO BE RESERVED

     The Company will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the exercise of this Warrant as herein provided, such number of shares of Common Stock as shall then be issuable upon the exercise of this Warrant. The Company covenants that all shares of Common Stock which shall be so issued upon full payment of the Warrant Price therefor or as otherwise set forth herein, shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be required to ensure that the par value per share, if any, of the Common Stock is at all times equal to or less than the effective Warrant Price. The Company will take all such action as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange or automated quotation system upon which the Common Stock of the Company may be listed. The Company will not take any action which results in any adjustment of the Warrant Price if the total number of shares of Common Stock issued and issuable after such action upon exercise of this Warrant would exceed the total number of shares of Common Stock then authorized by the Company's Certificate of Incorporation. The Company has not granted and will not grant any right of first refusal with respect to shares issuable upon exercise of this Warrant, and there are no preemptive rights associated with such shares.

           ISSUE TAX

     The issuance of certificates for shares of Common Stock upon exercise of any Warrant shall be made without a charge to the Warrantholder for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Warrantholder.

           CLOSING OF BOOKS

     The Company will at no time close its transfer books against the transfer of the shares of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

           DEFINITION OF COMMON STOCK

     Subject to the provisions of this Section 2, the shares purchasable pursuant to this Warrant shall include only securities designated as Common Stock of the Company. As used herein, the term "Common Stock" shall mean and include the Common Stock, par value $.01, of the Company as authorized on the date hereof, or shares of any class or classes resulting from any recapitalization or reclassification thereof which are not limited to any fixed sum or percentage and are not subject to redemption by the Company and in case at any time there shall be more than one such resulting class, the shares of each class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassification bears to the total number of shares of all such classes resulting from all such reclassification.

           REGISTRATION RIGHTS

           SHELF REGISTRATION STATEMENT

     Reference is made to that certain Rights Exchange Agreement by and between the Company and BCC, dated June ___, 1998 ("Exchange Agreement"), the provisions of which relating to registration rights for the Common Stock issuable upon exercise of this Warrant are incorporated herein by this reference. The Company shall file a shelf registration statement fully in compliance with Section 12 of the Exchange Agreement.

           INDEMNIFICATION

     The indemnification provisions set forth in Section 12.3 of the Exchange Agreement, incorporated herein by this reference, shall govern this Warrant.

           NOTICES OF RECORD DATES

     In the event of:

          any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than cash dividends out of earned surplus), or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any right to sell shares of stock of any class or any other right; or

          any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or consolidation or merger of the Company with or into any other corporation or entity; or

          any voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

          any other action which would represent an adjustment in accordance with Section 2 hereof;

     then in each such event the Company will give notice to the Warrantholder specifying (1) the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event and stating the amount and character of such dividend, distribution, right, or other event and (2) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock will be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up. Such notice shall be given at least 20 days and not more than 90 days prior to the date therein specified, and such notice shall state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act or to a favorable vote of stockholders, if either is required. Failure to mail or receive such notice or any defect therein shall not affect the validity of any action with respect thereto.

           NO STOCKHOLDERS RIGHTS OR LIABILITIES

     This Warrant shall not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Warrantholder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Warrantholder shall give rise to any liability of such Warrantholder for the Warrant Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

           LOST, STOLEN, MUTILATED OR DESTROYED WARRANT

     In case the certificate or certificates evidencing the Warrants shall be mutilated, lost, stolen or destroyed, the Company shall, at the request of the Warrantholder, issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate or certificates, or in lieu of and substitution for the certificate or certificates lost, stolen or destroyed, a new Warrant certificate or certificates of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant and a bond of indemnity, if requested, also satisfactory in form and amount at the applicant's cost. Applicants for such substitute Warrant certificate or certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

           NOTICES

     All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile transmission, or when so received in the case of mail or courier, and addressed as follows:

           if to the Company, to:

           Medarex, Inc.
           1545 Route 22 East
           Annandale, NJ 08801
           Attention: Donald L. Drakeman, President
           Phone: (609) 713-6001
           Fax: (609) 713-6002

           with a copy to:

           Satterlee, Stephens, Burke & Burke LLP
           230 Park Avenue
           New York, NY 10169
           Attention: Dwight Kinsey, Esq.
           Phone: (212) 818-9200
           Fax: (212) 818-9606/9607

           if to the Purchaser, to:

           Bay City Capital
           750 Battery Street, Suite 600
           San Francisco, CA 94111
           Attention:  Sandy Zweifach, Chief Financial Officer
           Phone: (415) 676-3830
           Fax: (415) 837-0996

           with a copy to:

           Heller, Ehrman, White & McAuliffe
           333 Bush Street
           San Francisco, CA 94104
           Attention:  Timothy G. Hoxie, Esq.
           Phone: (415) 772-6000
           Fax: (415) 772-6268

Any change of an address set forth in this Section 7 may be accomplished by means of a notice sent in accordance with the terms of this Section 7.

           TRANSFER

     This Warrant is non-transferable, except with the prior written consent of the Company, provided, however, that transfers may be made to an affiliate of the Warrantholder without prior written consent of the Company. Any transfer or assignment hereunder shall be in the form of Exhibit B attached hereto.

           AMENDMENTS AND WAIVERS

     This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

           SEVERABILITY

     If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provisions shall be excluded from this Warrant, and the balance of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

           GOVERNING LAW

     This Warrant shall be governed by and construed under the laws of the State of New Jersey without regard to conflict of law principles.

           HEADINGS

     The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

           COUNTERPARTS

     This Warrant may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and BCC have executed this Warrant on and as of the day and year first above written.

                                   Medarex, Inc.,
                                   a New Jersey corporation

                                   ________________________________________
                                   Name

                                   ________________________________________
                                   Title


                                   BCC Acquisition I LLC,
                                   a Delaware limited liability company

                                   ________________________________________
                                   Name

                                   ________________________________________
                                   Title

                                   EXHIBIT A

                               SUBSCRIPTION FORM

                 (To be executed upon exercise of this Warrant)

     The undersigned hereby irrevocably elects to exercise the right of purchaser represented by the within Warrant for, and to purchase thereunder, ___________ shares of Common Stock, as provided for therein, and either tenders herewith payment of the purchase price in full in the form of cash or a certified or official bank check in the amount of $__________ or, if the undersigned elects pursuant to Section 1(b) of the within Warrant to convert such Warrant into Common Stock by net exercise, the undersigned exercises the within Warrant by exchange under the terms of Section 1(b).

     Please issue a certificate or certificates for such Common Stock in the name of and pay any cash for any fractional share to:

                                Name:__________________________

                                Address:_______________________

                                Tax I.D. No:___________________

                                Signature
                                of Authorized Agent:___________

                                Print Name:____________________

Note: The above signature must correspond exactly with the name on the first page of this Warrant or with the name of the assignee appearing in the assignment form below.

     If said number of shares shall not be all the shares purchasable under the within Warrant, a new Warrant is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder rounded up to the next higher number of shares.

           Signature Guaranteed:_____________________________

     (Signature must be guaranteed by a bank or trust company having an office or correspondence in the United States or by a member firm of a registered securities exchange or the National Association of Security Dealers, Inc.)

                                   EXHIBIT B

                                   ASSIGNMENT

                (To be executed only upon assignment of Warrant)

   For value received, ___________________________ hereby sells, assigns, and transfers unto ______________________ the within Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute, and appoint attorney, to transfer said Warrant on the books of the within-named Company with respect to the number of Warrants set forth below, with full power of substitution in the premises:

                                  Name(s) of

                      Assignee(s)/Address No. of Warrants
                      ----------------------------------

And if said number of Warrants shall not be all the Warrants represented by the Warrant, a new Warrant is to be issued in the name of said undersigned for the balance remaining of the Warrants registered by said Warrant.

                                  Dated: Signature:

Note: The above signature must correspond exactly with the name on the face of this Warrant

                                  Signature Guaranteed:

(Signature must be guaranteed by a bank or trust company having an office or correspondence in the United States or by a member firm of a registered securities exchange or the National Association of Security Dealers, Inc.)

                                   EXHIBIT D

                             FORM OF LEGAL OPINION


1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey. The Company has the requisite corporate power to own or lease its property and assets and to conduct its business as currently conducted.

2. The Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered on behalf of the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights generally, (b) as limited by public policy or equitable principles generally or the availability of equitable remedies, whether such enforceability is considered in a proceeding in equity or at law, and
     (c) as rights to indemnity or contribution or pursuant to Section 12.3 and
     13.1 of the Agreement may be limited by applicable laws or principles of public policy.

3. The Company has _________ authorized and, to such counsel's knowledge, ________ outstanding shares of capital stock. The Shares have been duly authorized and, upon issuance and delivery against the surrender of the Rights in accordance with the Agreement, will be validly issued, fully paid and nonassessable. Except as disclosed in the Agreement, to such counsel's knowledge, there are no options, warrants, conversion privileges, preemptive rights or other rights presently outstanding to purchase or receive any of the authorized but unissued capital stock of the Company or the Shares, other than the shares reserved for issuance under the Merger Agreement or ________________.

4. The execution and delivery of the Agreement, the execution and delivery of the Offer to Purchase, the consummation of the Rights Exchange and the consummation of the Purchaser's Offer do not violate any provisions of the Company's Articles or Bylaws, and do not conflict with or constitute a default under the provisions of any agreement (including, without limitation, the Merger Agreement, agreements involving the Major Strategic Partners, and any agreement between the Company and The Nasdaq National Market) to which the Company is a party, and do not violate or contravene
     (a) any law applicable to the Company and known to such counsel other than as may be required by the securities or Blue Sky laws of the various states as to which such counsel does not express an opinion or (b) any order, writ, judgment, injunction, decree, determination or award applicable to the Company and known to such counsel, except for a default, violation or contravention which would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company.

5. To such counsel's knowledge, no holders of securities of the Company (other than the Purchaser and as set forth in the Agreement) have rights to the registration of such securities following the Effective Date that have not been waived or satisfied.

6. Except as set forth in the Agreement, to such counsel's knowledge, there is no action, proceeding or investigation pending or threatened against the Company which could reasonably be anticipated to result, either individually or in the aggregate, in any material adverse change in the business, assets, financial condition or results of operations of the Company.

7. Assuming the accuracy of the Purchaser's representations and warranties and the fulfillment of the conditions contained in the Agreement, the issuance of the Shares by the Company to the Purchaser in exchange for the Rights is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

8. To such counsel's knowledge, no material governmental consents, approvals, authorizations, orders, filings, registrations or qualifications are required for the issuance of the Shares by the Company under the Agreement other than as may be required by the securities or Blue Sky laws of the various states or by the bylaws and rules of the National Association of Securities Dealers.

9. The waiver by the Company of the restrictions on transferability of the Rights set forth in Section 2.1(e) of the Merger Agreement is valid and effective. The Merger Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered on behalf of the Company and, together with the Rights created therein, is, and following the Closing of the transactions contemplated by the Agreement will remain, a valid and binding obligation of the Company enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights generally, (b) as limited by public policy or equitable principles generally or the availability of equitable remedies, whether such enforceability is considered in a proceeding in equity or at law, and (c) as rights to indemnity or contribution may be limited by applicable laws or principles of public policy; provided only that, upon issuance of the Shares to the Purchaser under the Agreement the Company will have no further obligation with respect to the Rights assigned to the Purchaser or with respect to the former Holders thereof. The Rights are not "equity securities" of the Company within the meaning of the Securities Exchange Act of 1934 or the Rules of the Securities and Exchange Commission promulgated thereunder. The Merger has been duly consummated in accordance with the terms of the Merger Agreement and the Rights have been duly created pursuant to the Merger Agreement.

                                                                      APPENDIX I

                                MEDAREX, INC.
                PURCHASER'S CERTIFICATE OF RESALE OF THE SHARES


      (i)  The undersigned, an officer of, or other person duly authorized by

_______________________________________________________________________________
[fill in official name of individual or institution]
hereby certifies that he/she [said institution] is the Purchaser of the Shares evidenced by the attached stock certificate(s) and as such, sold such Shares on
__________________

     [date]

in accordance with shelf registration statement number _________________________
________________________________________________________________________________
[fill in the number of or otherwise identify shelf registration statement] and the requirement of delivering a current prospectus and current annual, quarterly and current reports (Forms 10-K, 10-Q and 8-K) by the Company has been complied with in connection with such sale.

Print or Type:

Name of Purchaser:                             ________________________________


Name of Individual representing Purchaser:     ________________________________


Title of Individual representing Purchaser:    ________________________________


Signature by:

Individual representing Purchaser:             ________________________________

                                       3